UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION

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STATE AUTO FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

STATE AUTO FINANCIAL CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the “Company” or “STFC”) will be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 7, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors, each to hold office for a three-year term and until a successor is elected and qualified;

2.	To consider and vote upon a proposal to amend the Company’s Code of Regulations;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 12, 2010, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

In order that your shares may be represented at this meeting and to assure a quorum, please indicate your voting instructions by telephone, via the Internet or by signing and returning the enclosed proxy promptly. Instructions for indicating your voting instructions by telephone or via the Internet are included on the enclosed proxy. A return addressed envelope, which requires no postage, is enclosed if you choose to submit your voting instructions by mail. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

By Order of the Board of Directors

JAMES A. YANO

Secretary

Dated: April [*], 2010

PROXY STATEMENT TABLE OF CONTENTS

STATE AUTO FINANCIAL CORPORATION

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the “Company” or “STFC”) to be used at its Annual Meeting of Shareholders to be held May 7, 2010 (the “Annual Meeting”). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April [*], 2010.

This Proxy Statement, the form of proxy, and the Company’s 2009 Annual Report to Shareholders are available at www.proxyvote.com.

PROXIES AND VOTING

The close of business on March 12, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 39,903,833 of the Company’s common shares, without par value (the “Common Shares”). Each Common Share is entitled to one vote.

A quorum must be present at the Annual Meeting in order for the transaction of business to occur. A quorum is present if a majority of the outstanding Common Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be considered as Common Shares present at the Annual Meeting for purposes of determining the presence of a quorum.

“Broker non-votes” and “broker discretionary voting” refer to the rules governing whether or not banks, brokers and other intermediaries (hereafter referred to collectively as “brokers”) may vote Common Shares held in street name for the benefit of their customers. In general, brokers have discretionary voting authority on behalf of their customers with respect to “routine” matters when they do not receive timely voting instructions from their customers. Brokers do not have discretionary voting authority on behalf of their customers with respect to “non-routine” matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.

For Proposal One (election of directors), the nominees receiving the highest number of votes will be elected as the Class I directors. Shareholders do not have the right to cumulate their votes in the election of directors. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Proposal One is considered a non-routine matter under recent changes to the broker discretionary voting rules, and therefore, brokers may not vote uninstructed

Common Shares in the election of directors. Accordingly, if you hold your Common Shares in street name and you do not provide voting instructions to your broker as to how you want your Common Shares voted in the election of directors, no vote will be cast on your behalf. Therefore, it is important that you provide voting instructions to your broker if you want your vote to count in the election of directors.

For Proposal Two (proposal to approve amendments to the Company’s Code of Regulations (the “Amended Code of Regulations”)), the vote required to approve the Amended Code of Regulations is the favorable vote of a majority of the outstanding Common Shares. Abstentions will have the same effect as a vote against this Proposal. This Proposal is considered a routine matter, which means that if you hold your Common Shares in street name and do not provide, in a timely manner, voting instructions to your broker as to how you want your Common Shares voted on Proposal Two, your broker may vote your Common Shares on this Proposal at its discretion.

For Proposal Three (ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm), the vote required to approve such Proposal is the favorable vote of a majority of the outstanding Common Shares that are voted on such Proposal. Abstentions will have the same effect as a vote against this Proposal. This Proposal is considered a routine matter, which means that if you hold your Common Shares in street name and do not provide, in a timely manner, voting instructions to your broker as to how you want your Common Shares voted on Proposal Three, your broker may vote your Common Shares on this Proposal at its discretion.

All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted as follows: (1) for the election of the nominees listed in this Proxy Statement as Class I directors; (2) for the approval of the Amended Code of Regulations; and (3) for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY (“STATE AUTO MUTUAL”), WHICH OWNS APPROXIMATELY 64% OF THE OUTSTANDING COMMON SHARES, HAS EXPRESSED AN INTENTION TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN THIS PROXY STATEMENT AND IN FAVOR OF EACH OF THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class I Directors

The number of directors currently is fixed at nine. Our Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms. The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting. Robert E. Baker, Thomas E. Markert and Alexander B. Trevor, the three persons recommended by the Nominating and Governance Committee of our Board and each of whom is an incumbent Class I director, have been nominated for re-election as Class I directors at the Annual Meeting.

At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named below as Class I directors, each to hold office until the 2013 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named below as a Class I director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES NAMED BELOW AS CLASS I DIRECTORS.

Backgrounds of Class I Director Nominees (Terms expiring in 2013)

Robert E. Baker

Robert E. Baker, 63, has been a director since 2007. Mr. Baker has served as President of Puroast Coffee Inc., a maker of specialty coffee products, since October 2004. He served as Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, from April 1999 until accepting his current position. Prior to that time, Mr. Baker held executive positions at Dean Foods and Kraft Foods. He was a director of CoolBrands International Inc., a publicly traded Canadian corporation focused on the marketing and selling of a broad range of ice cream and frozen snack products, from February 2006 to November 2007. He was also a director of Natural Golf Corporation, a publicly traded company offering golf instruction and equipment focused on delivering a total system for improving the play of golfers of all abilities, from January 2004 to July 2006.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Mr. Baker has been nominated for re-election as a director because of his experience as a senior executive of both publicly traded and privately held companies and his former experience as a director of publicly traded companies. He also brings racial and geographic diversity to the Board. In addition, Mr. Baker brings significant expertise in marketing, strategic planning and branding to the Board.

Thomas E. Markert

Thomas E. Markert, 52, has been a director since 2007. Mr. Markert has served as Chief Marketing Officer of the Business Solutions Division of Office Depot, Inc., a global supplier of office products and services, since May 2008. He served as the Chief Executive Officer of Ipsos Loyalty Worldwide, a division of Ipsos, a leading global provider of survey-based research, from May 2007 until accepting his current position. He also served as Global Chief Marketing and Client Service Officer of AC Nielsen, a leading global provider of marketing research and information services, from January 2004 until May 2007. For more than five years prior thereto, Mr. Markert held various executive positions within AC Nielsen.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Mr. Markert has been nominated for re-election as a director because of his experience as a senior executive of both publicly traded and privately held companies. He also brings geographic diversity to the Board. In addition, Mr. Markert brings significant expertise in marketing, branding and market research to the Board.

Alexander B. Trevor

Alexander B. Trevor, 65, has been a director since 2006. Mr. Trevor has served as President of Nuvocom Incorporated, a provider of patent litigation support services, since October 1996. He was a director of Applied Innovation Inc., a publicly traded provider of network management solutions for the communications industry, from 1997 to May 2007.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Mr. Trevor has been nominated for re-election as a director because of his experience as a senior executive and his former experience as a director of a publicly traded company. He also brings geographic diversity to the Board. In addition, Mr. Trevor brings expertise in information technology and computer systems to the Board.

Backgrounds of Continuing Class II Directors (Terms expiring in 2011)

David J. D’Antoni

David J. D’Antoni, 65, has been a director since 1995. Mr. D’Antoni served as Senior Vice President and Group Operating Officer for Ashland, Inc., a chemical, energy and transportation construction company, from March 1999 until his retirement in September 2004. He also served as President of APAC, Inc., a subsidiary of Ashland, Inc., from July 2003 until January 2004, and Senior Vice President of Ashland, Inc. and President, Ashland Chemical, a division of Ashland, Inc., from July 1988 until March 1999. Mr. D’Antoni is also a director of OMNOVA Solutions Inc., a publicly traded producer of decorative and functional surfaces, coatings and specialty chemicals, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Mr. D’Antoni was originally nominated to serve as a director because of his experience as a senior executive of a publicly traded company, his experience as a director of publicly traded companies, and his knowledge with general management, acquisitions and divestitures. In addition, Mr. D’Antoni brings significant expertise in regulatory and environmental, health and safety matters to the Board.

David R. Meuse

David R. Meuse, 65, has been a director since 2006. Mr. Meuse has served as Principal of Stonehenge Financial Holdings, Inc., a privately held provider of financial and advisory resources, since September 1999. Prior to that time, Mr. Meuse held executive positions at various investment banking firms, including Banc One Capital Holdings Corporation and Meuse, Rinker, Chapman, Endres & Brooks. He is also a director and currently serves as Non-Executive Chairman of the Board of Diamond Hill Investment Group, Inc., a publicly traded company providing investment advisory and fund administration services. Mr. Meuse also serves on the board of directors of several privately held companies and non-profit organizations.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Mr. Meuse was originally nominated to serve as a director because of his experience as a senior executive, his experience as a director of publicly traded companies, and his knowledge with acquisitions and divestitures. In addition, Mr. Meuse brings significant expertise in investments, investment management, and financial market matters to the Board.

S. Elaine Roberts

S. Elaine Roberts, 57, has been a director since 2002. Ms. Roberts has served as President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of Port Columbus International, Rickenbacker International and Bolton Field airports in Franklin County, Ohio, since January 2003. She served as Executive Director of the Columbus Airport Authority from December 2000 until accepting her current position.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Ms. Roberts was originally nominated to serve as a director because of her experience as a senior executive, in particular her senior management experience with the operation of a regulated entity. Ms. Roberts also has a legal background as an attorney, and she brings gender diversity to the Board.

Backgrounds of Continuing Class III Directors (Terms expiring in 2012)

Robert P. Restrepo, Jr.

Robert P. Restrepo, Jr., 59, has been a director since 2006, when he was appointed to the Board in connection with being retained as President and Chief Executive Officer of the Company. Mr. Restrepo has served as the Chairman of the Board, President and Chief Executive Officer of the Company, State Auto Property & Casualty Insurance Company (“State Auto P&C”), Milbank Insurance Company (“Milbank”), State Auto National Insurance Company (“State Auto National”) and Farmers Casualty Insurance Company (“Farmers Casualty”), each a wholly owned subsidiary of the Company, and of State Auto Mutual, since 2006. He served as Senior Vice President, Insurance Operations, for Main Street America Group, a property and casualty insurance underwriting business, from April 2005 until accepting his positions with State Auto. He also served as President and Chief Executive Officer for two property and casualty insurance subsidiaries of Allmerica Financial Corporation (now known as Hanover Insurance Group) from 1998 to 2003.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Mr. Restrepo was originally appointed to serve as a director because of his extensive and valuable experience in operations, marketing, sales, and general management of a property and casualty insurance company. He also has valuable experience in acquisitions, strategic planning and leadership development.

Richard K. Smith

Richard K. Smith, 65, has been a director since 1999. Mr. Smith was a Partner of KPMG, LLP, a public accounting firm, for more than five years prior to his retirement in June 1997.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Mr. Smith was originally nominated to serve as a director because of his extensive experience and expertise in financial, audit, financial controls and accounting matters, in particular in the insurance industry. Mr. Smith also brings geographic diversity to the Board.

Paul S. Williams

Paul S. Williams, 50, has been a director since 2003. Mr. Williams has served as a Managing Director with Major, Lindsey & Africa, LLC, an attorney search consulting firm, since May 2005. He was an officer of Cardinal Health, Inc., a global provider of products and services to healthcare providers and manufacturers, for more than five years prior to that time, last serving as that company’s Executive Vice President, Chief Legal Officer and Secretary. Mr. Williams is also a director of Bob Evans Farms, Inc., a publicly traded restaurant and food products company, and Compass Minerals International, Inc., a publicly traded producer and distributor of inorganic minerals.

In addition to meeting the minimum qualifications discussed under “Corporate Governance—Nomination of Directors,” Mr. Williams was originally nominated to serve as a director because of his experience as a lawyer and as the General Counsel of a publicly traded company and his knowledge in acquisitions and divestitures, legal and regulatory matters. Mr. Williams also brings racial diversity to the Board. In addition, Mr. Williams brings significant expertise in human resources, leadership development and executive compensation policy matters to our Board. He is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues.

Majority Voting Policy for Incumbent Directors

Our Board of Directors has adopted a majority voting policy for incumbent directors (the “Majority Voting Policy”) which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides that if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means that the number of Common Shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case, and (ii) exclude abstentions with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information that the Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations.

Beneficial Ownership Information for Directors and Named Executive Officers

The following table sets forth information with respect to Common Shares beneficially owned by directors, director nominees and our “Named Executive Officers” or “NEOs” (those persons listed in the Summary Compensation Table on page [        ] of this Proxy Statement) as of March 12, 2010:

Name	Common Shares Beneficially Owned(1)(2)	Stock Options(3)	Total Beneficial Ownership of Common Shares	Percent of Class

Robert E. Baker	800	0	800	*
David J. D’Antoni	44,710	11,400	56,110	*
Thomas E. Markert	500	0	500	*
David R. Meuse	45,000	0	45,000	*
Robert P. Restrepo, Jr.(4)	32,255	103,458	135,713	*
S. Elaine Roberts	1,000	7,400	8,400	*
Richard K. Smith	8,000	8,400	16,400	*
Alexander B. Trevor	500	0	500	*
Paul S. Williams	325	4,200	4,525	*
Steven E. English	4,087	36,527	40,614	*
Mark A. Blackburn(5)	36,536	131,443	167,979	*
Clyde H. Fitch(6)	8,183	23,455	31,638	*
James A. Yano	3,211	13,343	16,554	*
Directors and Executive Officers, as a group (16 persons)(4)(5)(6)	210,212	441,065	651,277	1.52%

*	Less than one (1%) percent.
(1)

Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

(2)

The amounts reported for Messrs. Baker, D’Antoni, Markert, Meuse, Smith, Trevor and Williams and Ms. Roberts do not include Restricted Share Units granted under the Outside Directors Restricted Share Unit Plan. See “Board of Directors and Board Committees–Compensation of Outside Directors and Outside Director Compensation Table” for further information regarding this plan and the number of Restricted Share Units held by these directors.

(3)	With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of March 12, 2010.
(4)

Includes 17,180 Common Shares which are subject to a risk of forfeiture if, prior to March 4, 2013, Mr. Restrepo’s employment is terminated for a reason other than as a result of his death or disability (or if he violates any provision of the restricted share agreement prior to March 4, 2013). However, these restricted Common Shares will become fully vested if, prior to March 4, 2013, Mr. Restrepo’s employment is terminated as a result of his death or disability. These Common Shares are also subject to restrictions on transfer until March 4, 2013.

(5)

Includes 25,000 Common Shares which are subject to a risk of forfeiture if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated for a reason other than without cause or as a result of his death or disability or a change in control of our Company or State Auto Mutual (or if he violates any provision of the restricted share agreement prior to October 4, 2010). However, these restricted Common Shares will become fully vested if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated without cause or as a result of death, disability or a change in control of our Company or State Auto Mutual. These Common Shares are also subject to restrictions on transfer until October 4, 2010.

(6)

Includes 7,000 Common Shares which are subject to a risk of forfeiture if, prior to November 4, 2010, Mr. Fitch’s employment is terminated for a reason other than as a result of his death or disability (or if he violates any provision of the restricted share agreement prior to November 4, 2010). However, these restricted Common Shares will become fully vested if, prior to November 4, 2010, Mr. Fitch’s employment is terminated as a result of his death or disability. These Common Shares are also subject to restrictions on transfer until November 4, 2010.

PROPOSAL TWO: APPROVAL OF AMENDMENTS TO CODE OF REGULATIONS

Proposal

At the Annual Meeting, shareholders will be asked to consider and vote upon a proposal to approve certain amendments to the Amended and Restated Code of Regulations of State Auto Financial Corporation, which we refer to as the “Current Regulations.” A copy of the proposed amendments to the Current Regulations, which we refer to as the “Proposed Amendments,” showing the proposed additions and deletions is attached to this Proxy Statement as Exhibit A. The Board of Directors approved the Proposed Amendments on March 5, 2010. At the Annual Meeting, unless otherwise indicated, proxies will be voted for approval of the Proposed Amendments.

Summary of Proposed Amendments

The Current Regulations have not been modified since their adoption in 1991. Since that time, many public companies have instituted specific procedures for the conduct of meetings of shareholders and for the nomination and election of directors in order to improve corporate governance practices. In addition, revisions to Ohio corporate law since the adoption of the Current Regulations permit the increased use of communications equipment to facilitate meetings of shareholders and directors and as a means through which shareholders and directors may provide consents. Finally, revisions to Ohio corporate law since the adoption of the Current Regulations allow the issuance of classes and series of shares of a corporation as uncertificated shares. The Company wishes to avail itself of these more modern practices and corporate laws.

The following provides a summary of the Proposed Amendments and the material differences between the Proposed Amendments and the Current Regulations. This summary may not include some details that may be important to you. For this reason, you are encouraged to read the Proposed Amendments in their entirety.

Procedures for Shareholders to Bring Business at Shareholder Meetings. The Proposed Amendments include a new Section 1.15 which describes the procedures to be followed in order for a shareholder to bring business at meetings of the Company’s shareholders.

At any meeting of the Company’s shareholders, the only business that may be conducted must have been properly brought before the meeting (a) by or at the direction of the Board of Directors, or (b) by a shareholder of the Company who is a shareholder of record at the time of the giving of the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures described below.

In order for business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must give timely notice in writing to the secretary of the Company. The term “business” includes a proposal to nominate and elect directors other than those proposed by the Board of Directors or a committee designated by the Board of Directors. To be considered timely, a shareholder’s notice must be delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, notice by the shareholder, to be timely, must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.

A shareholder’s notice to the secretary must set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting, (ii) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Company beneficially owned and of record by such shareholder, (iv) the name in which such shares are registered on the books of the Company, (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal shall promptly provide any other information reasonably requested by the Company.

In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder’s notice to the secretary must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (A) the name, age, business address and, if known, residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (F) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

Use of Communication Equipment. Revisions to Ohio corporate law since the Current Regulations were adopted permit the increased use of communications equipment in meetings of shareholders and directors and in providing notices of such meetings. Under Ohio corporate law, shareholder and director meetings need not be held at a physical location. Instead, those meetings may be held through means of communications equipment that permit shareholders (or their proxies) or directors to participate in the applicable meeting, to count towards the quorum requirements of the applicable meeting, and to vote on matters submitted to the shareholders and directors at the applicable meeting. Consistent with these revisions to Ohio corporate law, Sections 1.3, 1.4, 1.6, 2.9 and 2.12 of the Proposed Amendments would permit this increased use of communications equipment in meetings of shareholders and directors and in providing notices of such meetings.

In addition to the use of communications equipment to facilitate shareholder and director meetings, Ohio corporate law modernized the means through which shareholders and directors may provide consent. Shareholders and directors may submit their consent to actions to be taken without a meeting via overnight delivery service, telegram, email or other transmissions capable of authentication. Consistent with these revisions to Ohio corporate law, Sections 1.14 and 2.16 of the Proposed Amendments would permit these means through which shareholders and directors may provide consent.

Uncertificated Shares. Revisions to Ohio corporate law since the Current Regulations were adopted allow the board of directors of a corporation to pass a resolution providing that some or all of any or all classes and series of shares of that corporation may be uncertificated shares. Consistent with these revisions to Ohio corporate law, Section 4.3 of the Proposed Amendments would permit our Board of Directors to pass a resolution providing that some or all of any or all classes and series of shares of the Company may be uncertificated shares.

Reasons for Shareholder Approval; Board Recommendation

The Company’s shareholders are being asked to approve the Proposed Amendments in order to improve corporate governance practices and modernize the Current Regulations in a number of ways. The favorable vote of a majority of the outstanding Common Shares is required to approve the Proposed Amendments.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENTS.

PROPOSAL THREE: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company’s shareholders for ratification. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board of Directors believe that the appointment of Ernst & Young LLP for 2010 is appropriate because of the firm’s reputation, qualifications and experience.

The favorable vote of a majority of the outstanding Common Shares that are voted on this Proposal at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company’s shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be necessary or desirable.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Board Meetings

Our Board of Directors held five Board meetings during the fiscal year ended December 31, 2009. Five of our incumbent directors attended 100% of the Board meetings and the meetings of all committees on which they served. Our other four directors attended 85% or more of the Board meetings and the meetings of all committees on which they served. Eight of our nine directors are independent as defined by the Nasdaq Marketplace Rules. See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Investment Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance and Independent Committees are independent as defined by the Nasdaq Marketplace Rules. In addition, all of the members of the Audit Committee are independent as defined by the applicable rules of the Securities and Exchange Commission (the “SEC”). Our Board has adopted charters for each of the foregoing Committees. The current charters for each of these Committees, along with our Corporate Governance Guidelines, Board of Directors Ethical Principles, Employee Code of Business Conduct and Code of Ethics for Senior Financial Officers, are available on our website. To access these documents, go to http://www.stateauto.com and click on “Investors” and then “Corporate Governance.”

The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, retention and oversight of the work performed by our independent registered public accounting firm; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent registered public accounting firm and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent registered public accounting firm the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Employee Code of Business Conduct and our Board of Directors Ethical Principles set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent registered public accounting firm that it is permitted by law to perform for us. Present members of the Audit Committee are Chairperson Richard K. Smith, David J. D’Antoni, Thomas E. Markert, David R. Meuse and Paul S. Williams. Based on a recommendation of the Audit Committee, our Board has designated Richard K. Smith as the “Audit Committee Financial Expert.” The Audit Committee held eight meetings during 2009.

The Compensation Committee is charged with several responsibilities, including: (1) approving stock-based compensation plans and grants thereunder to employees or members of the Board; (2) evaluating and approving the compensation, fringe benefits and perquisites provided to our executive officers and adopting compensation policies applicable to our officers; and (3) evaluating the compensation provided to the members of the Board and its Committees. Present members of the Compensation Committee are Chairperson Paul S. Williams, Robert E. Baker, David J. D’Antoni, S. Elaine Roberts and Alexander B. Trevor. The Compensation Committee held six meetings during 2009.

Our executive officers also serve as executive officers of State Auto Mutual, and, in general, the compensation expenses associated with our executive officers are allocated 80% to us and our subsidiaries and 20% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See also “Related Person Transactions—Transactions Involving State Auto Mutual.” It is for this reason that a director of State Auto Mutual who is a member of State Auto Mutual’s Nominating and Governance Committee attends the meetings of our Compensation Committee as a non-voting member. This State Auto Mutual director, Roger P. Sugarman, is responsible to report matters discussed at our Compensation Committee meetings to State Auto Mutual’s Nominating and Governance Committee. This person is independent as defined by the Nasdaq Marketplace Rules.

The Nominating and Governance Committee is charged with several responsibilities, including: (1) selecting nominees for election as directors; (2) reviewing the performance of our Board and individual directors; and (3) annually reviewing and recommending to our Board changes to our Corporate Governance Guidelines and Board of Directors Ethical Principles. The members of the Nominating and Governance Committee are Chairperson David J. D’Antoni, David R. Meuse, S. Elaine Roberts, Richard K. Smith and Paul S. Williams. The Nominating and Governance Committee met four times in 2009. See also “Corporate Governance—Nomination of Directors” contained elsewhere in this Proxy Statement.

The Investment Committee oversees our investment functions and those of our insurance subsidiaries. The members of the Investment Committee are Chairperson David R. Meuse, Robert E. Baker, Thomas E. Markert, Robert P. Restrepo, Jr., Richard K. Smith, and Alexander B. Trevor. The Investment Committee met four times in 2009.

The standing Independent Committee principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. The Independent Committee also helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. The members of the standing Independent Committee are Chairperson S. Elaine Roberts, Robert E. Baker, Thomas E. Markert, Richard K. Smith and Alexander B. Trevor. The Independent Committee, which only meets as needed, met five times in 2009.

Compensation of Outside Directors and Outside Director Compensation Table

Non-employee directors, who we refer to as our “outside” directors, receive compensation for their services as members of our Board and of the Board Committees on which they serve. The charter for the Compensation Committee requires this Committee to annually review the compensation of outside directors and recommend any changes to our Board. In accordance with this requirement, the Compensation Committee reviewed director compensation at its November 2009 meeting with assistance from Towers Perrin, the compensation consultant utilized by the Compensation Committee. At this November meeting, Towers Perrin reviewed data from the prior year on outside director compensation programs and reported that little had changed in the competitive market during the past year due in large part to the economic environment. Towers Perrin concluded that, based on this data, total annual compensation to our outside directors was competitive and no changes were recommended. After reviewing the data and considering Towers Perrin’s comments, the Compensation Committee concluded that the then-current levels of compensation were appropriate and no changes in director compensation presently are anticipated for 2010. Like 2009, the Compensation Committee targeted total compensation to outside directors for 2010 at $100,000 annually, divided equally between an annual cash retainer and equity compensation. The Compensation Committee was also mindful of the current market conditions and the state of the nation’s economy.

Our outside directors receive two types of compensation—cash and equity in the form of Restricted Share Units (“RSUs”). In 2009, our outside directors received an annual cash retainer of $50,000. No per meeting fees are payable to our directors, as our directors are expected to participate in all meetings of the Board and the committees on which they serve without the incentive of additional compensation. Each Committee chairperson also received an additional $5,000 annual cash retainer (up to a maximum of $5,000 for all Committees chaired), other than the chairpersons of the Audit Committee and the Compensation Committee, who received an additional annual cash retainer of $15,000 and $10,000, respectively. Our Lead Director, Mr. D’Antoni, was also paid a supplemental annual cash retainer of $20,000. Outside directors were also reimbursed for travel expenses incurred in attending Board and committee meetings.

Outside directors may defer all or a portion of the cash fees under our deferred compensation plan for directors. For 2009, one director, Mr. D’Antoni, elected to defer payment of his cash fees. The amount of cash compensation earned by each director in 2009, whether or not deferred, is included in the amounts shown in the first column of the table set forth above.

Outside directors also receive RSUs pursuant to our Outside Directors Restricted Share Unit Plan (the “Directors’ RSU Plan”). An RSU is a unit representing one Common Share. The value of each RSU, on any particular day, is equal to the last reported sale price of a Common Share on the Nasdaq Stock Market on the most recent previous trading day. Under the Directors’ RSU Plan, promptly following the 2009 annual meeting of our shareholders, each outside director was granted 1,850 RSUs. To determine the number of RSUs granted, the value of one RSU was equal to a Common Share’s average daily price for the prior calendar year and divided into $50,000, the targeted annual equity compensation for each director. In addition, whenever a dividend is made with respect to the Common Shares, participants receive, with respect to each RSU held in the account of the participant on the dividend record date, additional RSUs in an amount equal to the value of the dividend.

Our Compensation Committee, which functions as the administrative committee of the Directors’ RSU Plan, has the authority to decrease or increase the annual award of RSUs to outside directors to a minimum of 500 and a maximum of 5,000 without further shareholder approval. Under the Directors’ RSU Plan, outside directors must, in general, hold their RSUs until they conclude their Board service, after which time these RSUs are settled in cash or Common Shares, as elected by the outside director, with payments made in a single lump sum or annual installments over a five- or ten-year period, as selected by the outside director. An outside director elected or appointed other than in connection with an annual meeting of our shareholders will be granted a pro rata amount of RSUs based upon the number of anticipated days to the next annual meeting of shareholders.

In 2009, our outside directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David J. D’Antoni	75,000	28,064.50	103,064.50
Robert E. Baker	50,000	28,064.50	78,064.50
Thomas E. Markert	50,000	28,064.50	78,064.50
David R. Meuse	55,000	28,064.50	83,064.50
S. Elaine Roberts	55,000	28,064.50	83,064.50
Richard K. Smith	65,000	28,064.50	93,064.50
Alexander B. Trevor	50,000	28,064.50	78,064.50
Paul S. Williams	60,000	28,064.50	88,064.50

(1)

The total dollar amount shown in the Stock Awards column represents the cash value of the total number of RSUs awarded in 2009, valued at $15.17 per RSU ($15.17 was the closing price of Common Shares on the grant valuation date).

The following table sets forth the aggregate number of RSUs owned by each of our current outside directors as of March 12, 2010. The table also sets forth the aggregate number of stock options owned by current outside directors as of March 12, 2010. These outstanding options were awarded to our directors under prior director stock option plans, which were replaced by the Directors’ RSU Plan in 2005. No stock options have been granted to any outside directors since 2004.

Name	Number of Stock Options	Number of Restricted Share Units
David J. D’Antoni	11,400	7,920.010
Robert E. Baker	0	4,869.139
Thomas E. Markert	0	4,869.139
David R. Meuse	0	6,387.352
S. Elaine Roberts	7,400	7,920.010
Richard K. Smith	8,400	7,920.010
Alexander B. Trevor	0	6,387.352
Paul S. Williams	4,200	7,920.010

Outside directors receive no other forms of compensation than as described in this section.

CORPORATE GOVERNANCE

Director Independence

The Nominating and Governance Committee has affirmatively determined that eight of our nine directors, namely Robert E. Baker, David J. D’Antoni, Thomas E. Markert, David R. Meuse, S. Elaine Roberts, Richard K. Smith, Alexander B. Trevor and Paul S. Williams, are “independent” as defined by the Nasdaq Marketplace Rules. The Nominating and Governance Committee made this determination based upon information included in director questionnaires provided by each of the incumbent directors and a report by the Company’s General Counsel.

Our Corporate Governance Guidelines expressly provide that four of the five standing committees are to be comprised solely of independent directors. Our Board’s Audit, Compensation, standing Independent, and Nominating and Governance Committees meet this standard. Our Board of Directors has concluded that the Investment Committee does not need to be comprised solely of independent directors. Robert P. Restrepo, Jr., who is our employee and thus does not qualify as an independent director under the Nasdaq Marketplace Rules, is a member of the Investment Committee.

Communications with the Board

As further described in our Corporate Governance Guidelines, we provide a process by which security holders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Director Attendance at Annual Meeting of Shareholders

Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All of our directors attended last year’s annual meeting of shareholders.

Executive Sessions of Independent Directors

Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq Marketplace Rules, during 2009 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the State Auto Mutual board of directors, without management present. Our Corporate Governance Guidelines provide that the Lead Director acts as the presiding director at these executive sessions.

Nomination of Directors

The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as “election”) as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee’s charter, which is posted on our website as set forth in this section. The following matters will be considered in the Nominating and Governance Committee’s determination of persons to recommend for nomination as directors of the Company: (i) status as independent based on the then-current Nasdaq rules; (ii) business or professional skill and experience; (iii) temperament; (iv) integrity; (v) educational background; and (vi) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole. Ultimately, the Nominating and Governance Committee’s intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person’s independence at that time.

As required by its charter, the Nominating and Governance Committee seeks to achieve diversity of occupational and personal backgrounds. The Nominating and Governance Committee considers diversity as a factor in director nominations. In making such selections, the Nominating and Governance Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise.

In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee’s charter provides that, in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees’ names from our other directors, directors of our parent, the Chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess first hand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person’s business experience, educational background, personal information and information relating to the person’s business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the Chairman and counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.

We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Corporate

Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the “Recommendation Notice”). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

Board Leadership

We are managed under the direction of our Board in the interest of all shareholders. Our Board delegates its authority to our senior executive team to manage the day-to-day operations and ongoing affairs of our business. Our Board requires that our senior executive team review major initiatives and actions with our Board prior to implementation.

Mr. Restrepo serves as both Chairman and Chief Executive Officer under our leadership structure. He also holds these same positions with our parent, State Auto Mutual. Our Board believes this leadership structure is appropriate given the overall corporate structure of our Company and State Auto Mutual. We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team. In addition, our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates which covers all of the property and casualty insurance written by our insurance subsidiaries. See “Related Person Transactions – Transactions Involving State Auto Mutual.” Because of the way our business is operated, our Board believes separating the positions of Chairman and Chief Executive Officer would cause unnecessary complexity and complications and perhaps cause a split in our strategic direction, in particular since our Board has received no indication from the State Auto Mutual Board that it is considering, or would consider, separating these positions in its leadership structure.

Our Board has adopted a counterbalancing governance structure which includes:

•	A designated independent Lead Director;

•	A Board composed entirely of independent directors other than the Chairman and Chief Executive Officer;

•	A Board composed entirely of directors independent from State Auto Mutual other than the Chairman and Chief Executive Officer;

•	Committees composed entirely of independent directors, with the exception of our Investment Committee; and

•	Established governance structures and processes and ethics guidelines.

Our Lead Director’s responsibilities include, among other things, leading the executive session of our independent directors, being a primary advisor to and principal point of contact with our Chairman and Chief Executive Officer, working with the Chairman and soliciting input from other Board members to develop a regular board meeting schedule and an agenda for each meeting, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the Chief Executive Officer’s performance evaluation on behalf of the Compensation Committee of our Board. In May 2009, our Board re-elected David J. D’Antoni to serve as Lead Director. Mr. D’Antoni has served in that position since March 2006.

We believe our Board leadership is effective and appropriate for our Company, given the specific circumstances of our overall corporate structure and operation in conjunction with State Auto Mutual, the established effectiveness of the Lead Director’s role on the Board, the Nominating and Governance Committee’s significant role in the nominee selection process for new or re-elected directors, the independence of eight of nine directors, and the effectiveness of the executive session meetings of independent directors at each regularly scheduled meeting of our Board.

Board’s Role in Risk Oversight

Our Board’s role in the risk management process is one of oversight. Risk management activities are the responsibility of our management and include the development of strategies and implementation of actions intended to anticipate, identify, assess, manage and appropriately mitigate identified risks.

The Nominating and Governance Committee has primary responsibility for oversight of enterprise risk management on behalf of our Board. The Nominating and Governance Committee communicates with our Board and other Board committees on significant enterprise risk management matters. The Nominating and Governance Committee meets quarterly with our director of enterprise risk management. The Nominating and Governance Committee also receives a quarterly report which assesses the current status of major risks inherent in our business, including credit risks, market risks, underwriting risks, operational risks and strategic risks. In addition to meeting with the director of enterprise risk management, the Nominating and Governance Committee also meets periodically with our officers responsible for the adequacy of business continuity and disaster recovery plans, information security and legal and regulatory compliance.

In addition to the enterprise risk management oversight provided by the Nominating and Governance Committee, a practice of the Audit Committee is to meet quarterly with the director of enterprise risk management for a report on selected risk areas. We also utilize an internal enterprise risk management committee comprised of senior officers. Among other things, this internal committee addresses the identification, assessment and mitigation of significant risks facing our Company.

Our Board reviews the enterprise risk management process annually, and risk assessment and management is reflected in our Board’s strategic planning process. The independent structure of the Board of Directors enables objective oversight of the risk management process.

Other Governance Issues of Interest

Our Corporate Governance Guidelines (“Guidelines”) reflect our Board of Directors’ sensitivity to governance issues.

Our Guidelines require that directors who are elected by the Board to fill vacancies in our Board must stand for election by the shareholders at the next annual shareholders meeting. Specifically, Guideline #7 states:

“From time to time, the Board of Directors may elect qualified individuals to become Board members by filling vacancies that may arise. In such case, the Company’s shareholders shall be given the opportunity to newly elect that director at the next annual meeting of shareholders.”

Guideline #5 expresses our Board’s policy with respect to changes in the size of our Board, stating:

“An increase or decrease in the size of the Board would be largely dependent upon a material increase in the complexity of the Company’s business or material changes in the workload for independent directors.”

Our Guidelines also address the issue of service on other boards. Guideline #23 provides, in part, that a director should not serve on the audit committee of more than three public company boards, and a rebuttable presumption is created that a director of our Company serving on more than a total of four public company boards is not in the interest of our shareholders.

On the issue of supermajority voting requirements, our Code of Regulations and Articles of Incorporation do not require supermajority voting to approve mergers or business combinations. Furthermore, except under limited circumstances, only the shareholders can approve amendments to our Code of Regulations. This governance rule reflects Ohio law and is documented in Guideline #35 of our Guidelines.

Guideline #8 provides for annual performance evaluations of individual directors. The Nominating and Governance Committee has engaged in this process every year since 2006.

Our Guidelines encourage directors to periodically attend educational programs related to their service on the Board. We sponsored a continuing education program on corporate governance for our directors in September 2009 that was certified by RiskMetrics, formerly known as ISS. All of our directors, other than Ms. Roberts and Mr. Smith, attended that program. In lieu of attending this Company sponsored program, Ms. Roberts and Mr. Smith participated in continuing education programs sponsored by the National Association of Corporate Directors. Accordingly, all of our directors have participated in continuing education programs since our last shareholders meeting. We plan to host another director continuing education program in 2010.

All of our stock option plans prohibit the repricing of stock options after their grant date except with the prior approval of our shareholders.

Our Guidelines also include a majority voting policy. See “Proposal One: Election of Directors—Majority Voting Policy for Incumbent Directors” for a discussion of this policy.

Availability of Corporate Governance Documents

The following documents are available on our website at www.stateauto.com under “Investors” and then under “Corporate Governance”:

•	The charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and standing Independent Committee;

•	Our Corporate Governance Guidelines, including Board of Directors Ethical Principles;

•	Our Employee Code of Business Conduct; and

•	Our Code of Ethics for Senior Financial Officers.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program covers a “Leadership Team” that includes our NEOs and approximately 200 other employees who are primarily executives and managers selected by management and approved by our Compensation Committee (the “Committee”). We believe that members of our Leadership Team are able to significantly impact the overall success of the Company and the “State Auto Group” and should be appropriately rewarded for their efforts. (See page          of this Proxy Statement for the list of the Company’s subsidiaries and affiliates comprising the State Auto Group.) Our executive compensation program is structured to offer a reasonable balance of cash and non-cash compensation and short-term and long-term compensation. The overall goals of our executive compensation program are to:

•	Align compensation with the strategic and operational objectives described below;

•

Offer compensation to our executives that is competitive, both in the aggregate and by individual compensation element, with the compensation offered by our competitive peers to executives in similar positions;

•

Provide more than the targeted amount of compensation for producing results exceeding our target performance objectives and less than the targeted amount of compensation for producing results falling below our target performance objectives;

•	Reinforce our employment strategies around leadership development;

•	Link executive compensation to executive performance and Company performance;

•	Attract, retain and motivate top-caliber executives;

•	Build appropriate share ownership among the executive team; and

•	Motivate our executives to focus on building long-term shareholder value.

This Compensation Discussion and Analysis describes (i) the relationship between the goals of our executive compensation program and the strategic and operational objectives of the Company, (ii) the process by which the compensation of our NEOs is determined, including our use of benchmarking data to determine the compensation of our NEOs and other employees; (iii) the elements of our executive compensation programs; (iv) our contractual arrangements with our NEOs; (v) the tax deductibility of executive compensation; and (vi) our stock ownership guidelines.

Executive Summary

Our current compensation program has been unchanged for the prior three years. We place significant emphasis on setting appropriate threshold, target and maximum performance goals, providing candid and timely performance feedback to our employees and ensuring that our employees have a clear understanding of our pay programs. Our executive compensation program also emphasizes the achievement of specific financial results that create value for our shareholders through improved performance in the market price of the Company’s shares. We also make a considerable effort to award compensation to our executives that is reasonably benchmarked for pay competitiveness. We believe that our mix of compensation elements furthers the goals and achieves the objectives of our executive compensation program and provides appropriate reward opportunities.

For 2009, we:

•	Made merit-based increases to the base salaries of our NEOs of 2.8% (Mr. Restrepo), 12.9% (Mr. English), 3.3% (Mr. Blackburn), 3.2% (Mr. Fitch) and 7.1% (Mr. Yano);

•

Paid bonuses for the fourth quarter under our Quality Performance Bonus Plan equal to 4.54% of each employee’s base salary for that quarter (Mr. Restrepo—$8,923; Mr. English—$4,278; Mr. Blackburn—$5,684; Mr. Fitch—$3,911; and Mr. Yano—$3,667). These bonuses were based on the comparative performance of our QPB Combined Ratio (as defined below in “—Quality Performance Bonus Plan”) for that quarter to benchmark performance;

•

Paid Company performance bonuses under our Leadership Bonus Plan of $288,177 (Mr. Restrepo), $138,167 (Mr. English), $183,565 (Mr. Blackburn), $126,324 (Mr. Fitch) and $78,953 (Mr. Yano) based on our overall achievement of 70.2 % of our target performance goals under the plan. This outcome consists of premium growth at 194.3% of target, return on equity at 16.3% of target and LBP Combined Ratio (as defined below in “—Leadership Bonus Plan—LBP Bonus—2009 Company Performance Component”) at less than threshold level or zero;

•

Paid individual performance bonuses under our Leadership Bonus Plan of $196,390 (Mr. Restrepo), $113,847 (Mr. English), $125,097 (Mr. Blackburn), $116,089 (Mr. Fitch) and $60,083 (Mr. Yano) based on each individual’s achievement of their individual performance goals;

•

Ended the first three-year performance period for Performance Award Units granted under our Long-Term Incentive Plan, the results of which are based on a comparison of our performance against industry peers and the payouts of which we expect to be in excess of target; and

•	Awarded equity and equity-based compensation (in the form of stock options) on terms and in amounts consistent with our practices for the past three years.

Strategic and Operational Objectives of Our Executive Compensation Program

Our executive compensation program is intended to directly link the individual compensation of our executives with the achievement of the following strategic and operational objectives of the State Auto Group and to reward our executives when the following objectives are achieved:

•	Consistent underwriting profits targeted at combined ratios in the 94% – 99% range;

•

Rational premium growth that matches or exceeds the premium growth rates of designated peer property and casualty insurance companies, as well as the property and casualty insurance industry as a whole;

•	Capital and risk management that targets a 10% – 15% return on equity; and

•	Investment performance that protects our strong capital position and builds long-term shareholder value.

2009 Developments Affecting Our Executive Compensation Program

Effect of Market Conditions

In 2009, we responded to the continued economic downturn by monitoring our industry and peer companies for trends in merit increases in executive compensation by our competitors. For 2009, we established a budget for the Leadership Team for merit increases in base salary equal to 2.75% of our total payroll. We established this budget based on the competitive market trend and our anticipated performance for the year, also taking into account the effect of increases in base salary on our overall cost structure. We targeted most of this budget to reward high performing employees. The Committee also reduced the recommended 2009 base salary amounts for the NEOs as a result of the depressed salary market conditions in effect at the time the Committee established the 2009 base salaries.

Adoption of 2009 Equity Plan

Our shareholders approved a new equity compensation plan, the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan (“2009 Equity Plan”), at our 2009 Annual Meeting of Shareholders. The 2009 Equity Plan is intended to replace the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan (“2000 Equity Plan”), which expires on July 1, 2010.

The 2009 Equity Plan is materially similar to the 2000 Equity Plan and allows the Company to award stock options, restricted shares, performance shares, performance units and other stock-based awards to employees who, in the opinion of the Committee, are in positions that can significantly affect the Company’s long-term financial results and, as a result, the value the Company creates for its shareholders.

A total of 2,000,000 of the Company’s common shares (“Common Shares”) have been reserved for issuance under the 2009 Equity Plan. No more than 33% of the Common Shares authorized for issuance under the 2009 Equity Plan may be granted in the form of awards other than stock options. The maximum number of Common Shares subject to awards of stock options, restricted shares and performance shares that may be granted in any calendar year is equal to 1.5% of the total number of Common Shares of the Company outstanding as of December 31 of the prior year. The maximum number of Common Shares subject to awards of options, restricted shares and performance shares that may be granted in any calendar year to any individual is 250,000. The maximum number of performance units that may be granted in any calendar year to any individual is 100,000.

The 2009 Equity Plan is administered by the Committee. The Committee’s authority to administer the 2009 Equity Plan includes, among other things, the authority to grant awards, including the number and type of awards, the frequency of award grants, the terms and conditions of the awards, the number of Common Shares subject to each award and the expiration date of each award. The Committee also is authorized to determine the vesting requirements, if any, that will apply to award grants. The Committee has the authority to grant options that are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”), options that do not qualify as incentive stock options under the Code (these options are sometimes referred to as “non-qualified stock options”), restricted shares, performance shares, performance units and other stock-based awards.

The Board may at any time suspend, amend or terminate the 2009 Equity Plan. However, except as otherwise provided in the 2009 Equity Plan, the Board may not take any action that materially and adversely affects any outstanding awards granted under the 2009 Equity Plan without obtaining the consent of the individuals who have been granted such awards. In addition, certain amendments to the 2009 Equity Plan require shareholder approval, including any amendment that would effect any change requiring shareholder approval under any applicable laws or regulations. By its terms, the 2009 Equity Plan will automatically terminate in 2019.

How the Amount of Executive Compensation Is Determined

Role of the Compensation Committee

The Committee is responsible for setting the compensation of our NEOs. The Committee approves the base salary and short-term incentive compensation of the CEO based on the evaluation of his performance conducted by the Committee and the Nominating and Governance Committee of State Auto Mutual. The Committee approves the base salary and short-term incentive compensation of the other NEOs based on the recommendations of the CEO and a review of performance outcomes and market data. (See “—Base Salary” and “—Short-Term Cash Incentive Compensation” on pages          and          of this Proxy Statement.) In addition, the Committee approves all awards of stock options and stock grants of the Company’s Common Shares, as well as performance award units. (See “—Long-Term Equity and Cash Incentive Plans” on page          of this Proxy Statement.) Finally, the Committee reviews management’s recommendations regarding other aspects of our compensation and benefit programs for other employees and acts upon these recommendations if required by the terms of the relevant plan.

Participation of Compensation Consultants and Other Advisors

In carrying out its responsibilities, the Committee requests regular input and recommendations from the Board, management, an executive compensation consultant and other advisors. The Committee also regularly engages in discussions and continuing education to better understand compensation trends, regulatory developments relating to compensation events and the Company’s compensation issues and objectives. Management informs and assists the Committee in establishing and monitoring performance goals, and in refining our overall executive compensation program. In making compensation decisions related to both the form and the amount of compensation, the Committee has consistently relied upon competitive information obtained from a compensation consultant.

The Committee utilized the services of Towers Perrin (now, Towers Watson), a compensation consultant. Towers Perrin advises the Committee on the effectiveness and competitiveness of our overall executive compensation program and of specific compensation packages for our NEOs and other members of our Leadership Team. Towers Perrin also advises the Committee with regard to the competitiveness of compensation to our outside directors in comparison to their peers at similar public companies. From time to time, Towers Perrin may perform additional compensation or benefit analysis at the request of management. In 2009, Towers Perrin provided analysis on revising the structure of the Company’s retirement package, including its retiree medical, pension and 401(k) programs. The additional services performed by Towers Perrin have been modest in scope and management and the Committee believe that Towers Perrin’s performance of additional services has not compromised its independence. The Committee chairperson monitors these additional services and the monthly billings for any Towers Perrin services provided at the request of management or the Board.

Benchmarking

We believe that to accomplish the objectives of our executive compensation program, including retaining our executive talent, we must pay competitive compensation. To determine competitive compensation for our NEOs, we consider data from (i) proxy statements filed by other publicly-held insurance companies comparable in size and type of business to the Company (the “NEO Peer Group”) and (ii) published pay surveys of the insurance and financial services industry, which include both public and private/mutually-owned insurance companies (the “Survey Data”). The proxy statements of the companies within the NEO Peer Group provide pay information regarding their NEOs, which allows us to directly compare the compensation we provide to our NEOs to the compensation that NEO Peer Group members provide to their NEOs. These proxy statements also allow for pay and performance comparisons that help us understand the expectations of NEO Peer Group companies regarding incentive payouts and to evaluate the Company’s executive compensation program. The Survey Data complements the NEO Peer Group information by providing broader comparisons. While the compensation data regarding the NEO Peer Group relates to only public companies and their NEOs, the Survey Data includes publicly-traded, mutual and privately-held insurers and compensation data for employees beyond the NEOs. The broader scope of the information provides a more comprehensive assessment of competitive practices and pay levels for insurers of the Company’s size.

The Committee targets the total amount of compensation payable to our NEOs at or close to the median compensation level of the NEO Peer Group and the Survey Data by setting the target amount of each element of compensation at or near the median level of compensation in the NEO Peer Group and the Survey Data. Total compensation and each element of compensation for each of our NEOs for 2009 was competitive with (i.e., within approximately 10% of) our targeted range, except for Mr. Yano, whose total compensation for 2009 was approximately equal to 83% of the median level of compensation in the NEO Peer Group and the Survey Data. The NEO Peer Group is used to benchmark the compensation of our NEOs. In addition, we examine the Survey Data to benchmark the compensation of our NEOs and members of our Leadership Team other than our NEOs. If we have relevant data from both the NEO Peer Group and the Survey Data, we average the results to determine the median level of compensation. For example, if the median level of base salary for chief executive officers reported by the NEO Peer Group and the Survey Data was $735,000 and $800,000, respectively, we would average the two results to establish a median base salary target of $767,500. When setting base salaries, short-term and long-term incentive compensation, we use data reported in the NEO Peer Group and Survey Data for individuals in similar positions at similarly sized insurers (which we refer to as our “competitive market”).

We believe that superior performance should be rewarded and we are willing to provide our NEOs with an opportunity to earn total compensation in the 75th percentile (or higher) of the competitive market if performance is exceptional. Conversely, if Company or individual performance is substantially below target or planned results, we believe NEOs should receive substantially less than the median level of total compensation in the competitive market (i.e., in the bottom quartile).

Determinations with respect to certain elements of compensation for Mr. Restrepo and Mr. Blackburn, such as base salaries, retirement benefits, employee benefits and executive perquisites, are subject to the terms of their respective employment agreements. (See “—Contractual Arrangements with Named Executive Officers—Employment Agreements—Robert P. Restrepo, Jr.” and “—Mark A. Blackburn” on pages          and          of this Proxy Statement.)

NEO Peer Group

With input from our compensation consultant and management, the Committee approves property and casualty insurance companies to be part of the NEO Peer Group based on their status as public companies and their size and business overlap with the State Auto Group. Public companies are selected because, as discussed above, their NEO compensation and executive compensation programs are disclosed in their SEC filings, which allows us and our shareholders to compare the competitiveness of our NEO compensation and executive compensation program with those of our public company competitors. In considering business overlap, companies are selected that have a significant portion of their business in personal and commercial automobile, homeowners, and commercial property and casualty insurance. In considering company size, the focus is on companies similar to the State Auto Group in terms of premium volume, total assets, market capitalization and number of employees. Some of these companies are substantially larger than the State Auto Group while others are smaller. The size of the median company within the NEO Peer Group, as shown on the chart below, is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spinoffs and similar transactions.

The NEO Peer Group used for 2009 compensation decisions was comprised of the following 22 companies:

Affirmative Insurance	American Financial Group, Inc.	Argo Group International
Cincinnati Financial Corporation	EMC Insurance Group	Erie Indemnity Company
Hanover Insurance Group	Harleysville Group, Inc.	Horace Mann Educators Corporation
Infinity Property & Casualty Corporation	Kingsway Financial Services	Mercury General Corporation
Montpelier Re Holdings	Old Republic International Corporation	OneBeacon Insurance
Safety Insurance Group, Inc.	Selective Insurance Group, Inc.	Tower Group
United Fire & Casualty Company	Unitrin, Inc.	White Mountains Insurance Group
W. R. Berkley Corporation

Companies used in the 2008 NEO Peer Group that are no longer listed were acquired by other entities.

The following chart compares 2008 data (the companies in the NEO Peer Group used for 2009 compensation decisions were selected on the basis of 2008 financial data) for revenue, total assets, market capitalization and employee count of the median company within the NEO Peer Group to that of the State Auto Group:

	Median Peer Company	State Auto Financial
Revenue	$1.3 billion	$1.2 billion
Total Assets	$4.5 billion	$2.4 billion
Market Capitalization	$1.0 billion	$1.2 billion
Employees	2,350	2,165

Survey Data

Towers Perrin reviews and analyzes compensation surveys covering executive officers at both public and private insurance and financial services companies. The published pay survey information contained in the Survey Data allows us to assess the relative position of compensation paid to our Leadership Team. This information is also used, in combination with information for the NEO Peer Group, to provide a more complete and thorough assessment of competitive pay levels and practices with regard to our NEOs.

Use of Tally Sheets

The Committee uses tally sheets to review total compensation and each element of compensation in conjunction with its annual review of our NEOs’ total compensation. The tally sheets used by the Committee in its review of NEO compensation for 2009 (i) listed each individual element of compensation along with the amount earned in each category for 2006, 2007 and 2008; (ii) listed the target and maximum amounts of incentive compensation payable for 2008; and (iii) summarized the current value of employee benefits and perquisites. The tally sheets provide a valuable perspective on the total value of NEO compensation and show how potential changes in one element of compensation may influence the other elements. The Committee also used tally sheets to evaluate each NEO’s total compensation for 2010.

Elements of Our Executive Compensation Program

Our executive compensation program includes the following key elements:

•	Base salary;

•	Short-term cash incentive compensation;

•	Long-term cash and equity incentive compensation;

•	Retirement and deferred compensation benefits;

•	Employee benefits; and

•	Executive perquisites.

Each of these elements is separately discussed below, other than employee benefits, which are offered to NEOs on the same basis as all other employees, except for certain additional long-term disability benefits provided to Messrs. Restrepo and Blackburn pursuant to their respective employment agreements in the event they are terminated by reason of their disability. (See “—Restrepo Employment Agreement—Disability” and “—Blackburn Employment Agreement—Disability” on pages          and          of this Proxy Statement.)

The Company does not have a prescribed mix between cash and non-cash compensation and short- and long-term compensation. As discussed above, the Company positions each element of executive compensation at the median level of the competitive market so that total compensation is also positioned at median levels. Current and short-term incentive compensation provides personal liquidity, focuses our NEOs on short-term priorities and lessens the impact of volatility in our stock price. We balance the incentives to focus on short-term decision-making created by the short-term incentive compensation we provide to our NEOs by structuring a significant portion of the total compensation we provide to our NEOs in the form of long-term cash- and equity-based compensation.

Some of our NEOs’ compensation is governed by the terms of specific agreements between the NEO and the Company. (See “—Contractual Arrangements with Named Executive Officers” beginning on page             of this Proxy Statement.)

Base Salary

The Committee believes that a competitive base salary is fundamental to attracting and retaining talented executives needed to achieve both short- and long-term success for our Company.

Each NEO receives a base salary intended to compensate the NEO for his or her skills, competencies, experience, level of responsibility and job performance relative to our competitive market. The amount of base salary may be annually adjusted for merit, based in part on a subjective assessment of the NEO’s performance and contributions to the success of the State Auto Group. Overall merit increase budgets are influenced by the Company’s anticipated performance and overall cost structure. The Committee also may adjust the amount of an NEO’s base salary based on the median level of base salary in our competitive market or, in unusual circumstances, to reflect a change in the NEO’s scope of responsibility or unique skills or expertise possessed by an NEO.

Because the Company attempts to set the target amount of compensation at or near the median level of our competitive market, neither the Committee nor the CEO considers the other elements of compensation available to NEOs, such as annual bonuses, option gains and equity ownership, when setting base salary. However, as NEOs become more highly compensated, an increasing percentage of their total compensation is performance-based. Base salary increases impact both short- and long-term incentive compensation opportunities because the amounts of those opportunities are expressed as a percentage of base salary. Base salary increases also impact the amount of retirement benefits because a key component of our tax-qualified and non-qualified defined benefit pension plan formula is career average salary. (See “—Retirement and Deferred Compensation Benefits” on page          of this Proxy Statement.)

2009 Base Salaries of NEOs

The Committee established the 2009 base salaries of the NEOs in March 2009 as follows:

Named Executive Officer	2008 Base Salary ($)	2009 Base Salary ($)	Increase (Decrease) (%)(1)
Robert P. Restrepo, Jr.	710,000	730,000	2.8
Steven E. English	310,000	350,000	12.9
Mark A. Blackburn	450,000	465,000	3.3
Clyde H. Fitch	310,000	320,000	3.2
James A. Yano	280,000	300,000	7.1

(1)

The salary increases for Messrs. English and Yano represent both merit-based increases and market-based increases intended to address disparities between the respective salaries of Messrs. English and Yano and the median levels of base salary in our competitive market.

Each member of the Board and the Board of Directors of State Auto Mutual (other than Mr. Blackburn) conducted a subjective and confidential assessment of Mr. Restrepo’s performance as CEO in 2008, the format of which included Mr. Restrepo’s annual performance objectives, the Company’s leadership competencies, the Board’s specific performance categories for Mr. Restrepo, summary questions (e.g., major strengths and accomplishments and areas for improvement), the Company’s corporate values and an overall performance rating. The format of the performance assessment also encouraged commentary on these topics and any other issues that influenced the overall performance rating. Working from a summary of these reviews, the Committee and the Nominating and Governance Committee of State Auto Mutual jointly evaluated Mr. Restrepo’s overall performance. The Committee and the Nominating and Governance Committee of State Auto Mutual gave Mr. Restrepo a favorable performance assessment as CEO. The Committee established the CEO’s base salary for 2009 based on salary data from both the NEO Peer Group and the Survey Data and the evaluation of his performance conducted by the Committee and the Nominating and Governance Committee of State Auto Mutual.

Mr. Restrepo evaluated the performance of the other NEOs and presented to the Committee his assessment of their individual performances and recommendations for their 2009 salary adjustments. The Committee also considered salary data from both the NEO Peer Group and the Survey Data. Based upon this information, the Committee established 2009 salaries for the other NEOs.

The 2009 base salaries established by the Committee for each NEO reflect a $5,000 reduction from the base salary amounts recommended to the Committee. The Committee reduced the recommended base salary amounts as a result of the depressed salary market conditions in effect at the time the Committee established the 2009 base salaries.

2010 Base Salaries of NEOs

The Committee set the 2010 base salaries of the NEOs in March 2010 using the same process as in 2009. The 2010 base salaries of the NEOs are as follows:

Named Executive Officer	2009 Base Salary ($)	2010 Base Salary ($)	Increase (Decrease) (%)
Robert P. Restrepo, Jr.	730,000	755,000	3.4
Steven E. English	350,000	360,000	2.9
Mark A. Blackburn	465,000	475,000	2.2
Clyde H. Fitch	320,000	330,000	3.1
James A. Yano	300,000	310,000	3.3

Short-Term Cash Incentive Compensation

We maintain two short-term cash incentive plans for our NEOs—the Quality Performance Bonus Plan (“QPB”) and the Leadership Bonus Plan (“LBP”).

For members of our Leadership Team, other than our NEOs, the QPB and the LBP operate in tandem with the total amount of quarterly QPB bonuses paid for a year reducing the amount of any annual LBP bonus payable for that year. If the total amount of quarterly QPB bonuses paid to an employee for any year exceeds the annual LBP bonus that would otherwise be payable to the employee, no LBP bonus is paid to that employee. The Company does not, however, require that the employee repay any difference between the QPB bonuses paid and the LBP bonus.

For our NEOs, the total amount of quarterly QPB bonuses paid during any year first reduces the NEO’s individual performance LBP bonus, with any difference reducing the NEO’s Company performance LBP bonus. The different treatment of NEOs and the other members of our Leadership Team is due to the application of Section 162(m) of the Code to the Company performance LBP bonus for our NEOs, as described below in greater detail.

Annual bonus payments do not increase payments under our other compensation or benefit programs, except for benefits under change of control agreements. (See “—Potential Payments Upon Termination or Change in Control” on page          of this Proxy Statement.)

The following chart shows the amount of short-term cash incentive compensation paid to each NEO for 2009 under both the QPB and LBP. The total amount of 2009 short-term cash incentive compensation paid to each NEO in the fourth column is equal to the sum of the amounts shown in the first three columns.

Named Executive Officer	Company Performance LBP Bonus ($)	Individual Performance LBP Bonus ($)(1)	QPB Bonus ($)	Total Short- Term Bonus ($)	Total Short-Term Bonus (%)(2)
Robert P. Restrepo, Jr.	288,177	196,390	8,923	493,490	90
Steven E. English	138,167	113,847	4,278	256,292	98
Mark A. Blackburn	183,565	125,097	5,684	314,346	90
Clyde H. Fitch	126,324	116,089	3,911	246,324	103
James A. Yano	78,953	60,083	3,667	142,703	95

(1)	The amount of the individual performance bonus shown in this column is net of the amount of the QPB bonuses (shown in the third column) paid for 2009.
(2)	Expressed as a percentage of “target” where target is set at 100%.

Quality Performance Bonus Plan

The QPB is a quarterly profit-sharing program that has been in place since 1991. All employees are eligible to participate in the QPB after one full calendar quarter of employment. Any employee who is employed on the first date of the quarter and remains employed on the payment date, and who is not on probation, is entitled to receive a QPB bonus.

The QPB is intended to motivate employees to focus on the Company’s annual underwriting profit, which is a key performance measure associated with our operating success. We believe that the QPB plays a material role in the underwriting, pricing discipline and expense management we consider critical in profitably underwriting our insurance business. Every eligible employee, regardless of their position, is paid the same percentage of their quarterly salary for any fiscal quarter in which a QPB bonus is earned. This approach reinforces the importance of the team effort required across the State Auto Group to achieve our strategic goals. The quarterly payout feature of the QPB ensures prompt feedback on our Company’s performance and profitability.

Bonuses under the QPB are payable for any fiscal quarter only to the extent that our “QPB Combined Ratio” for that quarter is better than the “Combined Ratio Trigger” for that quarter.

•

The “QPB Combined Ratio” is the direct (i.e., without considering the impact of reinsurance) statutory combined ratio for all of our affiliated insurance companies. The QPB Combined Ratio is the sum of our allocated loss adjustment expense ratio, plus an expense ratio including unallocated loss adjustment expenses based upon the previous rolling four quarters. We use the unallocated loss adjustment expenses for the immediately preceding four quarters, plus internal claims handling costs, to approximate the expense ratio for the current quarter. The QPB Combined Ratio includes positive or negative development related to catastrophes or non-catastrophes.

•

The “Combined Ratio Trigger” is set annually based on our underwriting performance goals and historical results and may vary for each quarter based on how historical results have differed from one quarter to the next during the course of a year.

To the extent that the QPB Combined Ratio for a quarter is less than the Combined Ratio Trigger for any quarter, the difference is multiplied by the direct earned premium (in essence, the amount of our underwriting profit in excess of the Combined Ratio Trigger) for that quarter. An amount equal to fifteen percent of the product is placed in the QPB bonus pool, and the QPB bonus pool is divided by the total salaries of all eligible participants to determine the QPB bonus for that quarter. The QPB bonus is expressed as a percentage of each participant’s quarterly salary. Each participant receives the same percentage of their quarterly salary as a QPB bonus for that quarter.

QPB Bonuses—2009

A QPB bonus was earned only in the fourth quarter of 2009, as shown in the chart below illustrating the Combined Ratio Trigger and the actual QPB Combined Ratio for each quarter in 2009:

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009
Combined Ratio Trigger	94.0%	99.0%	99.0%	94.0%
QPB Combined Ratio	110.5%	108.7%	100.5%	91.1%

Under the QPB, eligible employees received the following QPB bonuses, expressed as a percentage of their quarterly salary, for each quarter in fiscal year 2009:

	First Quarter 2009	Second Quarter 2009	Third Quarter 2009	Fourth Quarter 2009
QPB Payout as % of Participant’s Quarterly Base Salary	0%	0%	0%	4.54%

For the full year 2009, the total QPB bonus payout was 1.14% of all eligible salaries.

QPB Bonuses—2010 Opportunities

For 2010, the Combined Ratio Trigger has been set at an annual average of 99% based on quarterly results of 96% (Q1), 102% (Q2), 102% (Q3) and 96% (Q4).

Leadership Bonus Plan

The Company adopted the LBP in 2007 as an annual cash incentive program for members of the Leadership Team, including the NEOs. For our NEOs, the LBP consists of two components: (i) a Company performance component that is intended to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code and (ii) an individual performance component that is not intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code. (See “—Tax Deductibility of Executive Compensation” on page          of this Proxy Statement.) For 2009, 75% of an NEO’s LBP target bonus opportunity was based on Company performance and 25% was based on individual performance. The Committee believes that this allocation appropriately focuses our NEOs on attaining objective, quantitative financial results based on the Company’s consolidated results and business plan, while also providing for the recognition of individual achievements, and is consistent with the strategic and operational objectives of our executive compensation program.

Awards made in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available to the NEOs under the LBP for 2009. We do not target a specific level for bonuses as a percent of an executive’s total compensation. Instead we position the target amount of each element of compensation—base salary and short- and long-term incentive compensation—at or near the median level paid by our competitive market for employees who are in similar positions at similarly sized property and casualty insurers, so that the target amount of total compensation is at or near the median level of compensation for our competitive market.

Each year, the Committee confirms the results of the Company performance component of the LBP for the NEOs based on the achievement of various performance goals selected by the Committee at the beginning of that year from a list contained in the LBP. The Committee may establish threshold, target and maximum levels of achievement of the performance goals that determine the amount of the Company performance bonus that is ultimately payable. At the end of the year, management provides the Committee with the actual results achieved by the Company with respect to each financial measure underlying the performance goals for the Company performance component of the LBP for that year. Based on the information provided to it by management, the Committee certifies the extent to which the performance goals were achieved before payment of the Company performance bonus is made. The Committee retains the power to reduce, but not increase, the amount of any Company performance bonus payable to an NEO subject to Section 162(m) of the Code.

Each year, the Committee, with input from the Board of Directors of State Auto Mutual, establishes, and evaluates the satisfaction of, the individual performance goals applicable to the CEO, and the CEO establishes, and evaluates the satisfaction of, the individual performance goals applicable to the other NEOs, for the individual performance component of the LBP. The Committee and CEO allocate a specific weight for each of the individual performance goals that they establish. The individual performance goals established for each NEO relate to specific strategic and business objectives relevant to that NEO’s area of responsibility and, as a result, the individual performance goals applicable to the individual performance LBP bonuses are unique for each NEO. The Committee, with respect to the CEO, and the CEO, with respect to the other NEOs, evaluate the satisfaction of each individual performance goal by designating the NEO’s performance with respect to the individual performance goal into one of the following categories: (i) does not meet; (ii) somewhat meets; (iii) meets; (iv) somewhat exceeds; and (v) exceeds. The Committee and the CEO then determine, based on their evaluation of the satisfaction of the individual performance goals, whether the NEO’s overall performance met the threshold, target or maximum performance levels applicable to the individual performance component of the LBP and therefore merits the award of an individual performance LBP bonus.

LBP Bonus—2009 Company Performance Component

For 2009, the Committee selected LBP Combined Ratio, return on equity and premium growth as the performance goals for the Company performance component of the LBP. The Committee selected the performance goals because they are among the most important drivers of the Company’s success.

•

“LBP Combined Ratio” is a measure of our profitability and is equal to the sum of (i) our loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) and (ii) our expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income). The LBP Combined Ratio includes positive or negative catastrophe development from the prior year. LBP Combined Ratio is expressed as a percentage and a LBP Combined Ratio of less than 100% indicates profitability.

•	“Return on equity” is a measure of our return to shareholders on their capital investment in the Company.

•

“Premium growth” is a measure of the growth in our total premium volume from existing sources and merger and acquisitions. We measure our premium growth on a “direct” basis (i.e., by excluding the impact of any reinsurance arrangements).

The Committee assigned each of these performance goals an equal weight in determining the amount of any Company performance LBP bonus to balance profitability, shareholder return and growth.

The following chart shows the threshold, target and maximum payout percentages and performance goals applicable to each performance measure for the Company performance component of the LBP for 2009:

	LBP Combined Ratio		Return on Equity		Premium Growth
	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)	Payout as (%) of Target	Performance Goal (%)
Threshold	10	104.0	10	0.8	10	0.65
Target	100	99.0	100	7.2	100	3.9
Maximum	200	93.0	200	12.0	200	6.0

Target performance is equal to the goal for the financial measure set forth in the 2009 business plan presented by management and approved by the Board following review and discussion of the business plan in March 2009. The Committee believes that target performance is reasonable to attain but includes an element of “stretch” performance. Maximum performance goals are intended to reflect superior performance and, although possible, may be extremely difficult to attain. Threshold performance, which the Committee views as an acceptable level of performance, is the lowest level of performance meriting any form of financial reward. The Committee recognizes that target performance may not be attained and believes that providing for payments to be made for threshold performance mitigates the incentive for NEOs and others to take excessive risks to achieve the target level of performance.

Each year, Towers Perrin evaluates the consistency of the performance goals and payout percentages applicable to the Company performance component of the LBP with the competitive market and raises any issues it identifies in its evaluation with the Committee. The Committee considers any issues raised by Towers Perrin in its review and determination of the LBP performance goals and payout percentages applicable to the Company performance component of the LBP.

The following chart shows (i) the result achieved for each Company performance measure in 2009, (ii) the percentage payout for that result relative to the target payout for that performance measure, (iii) the weight of each performance measure within the Company performance component of LBP and (iv) the value of the actual payout for the result achieved as a percentage of the NEO’s target bonus for the Company performance component of the LBP:

Performance Measure	2009 Result (%)	% of Target Payout for Result	Weight	Payout Value (% of Target)
LBP Combined Ratio	108.7	0.3334		0
Return on Equity	1.3	16.3	.3334	5.4
Premium Growth	5.8	194.3	.3334	64.8

The following chart shows the threshold, target and maximum amounts of 2009 Company performance LBP bonuses, both as a percentage of the NEO’s annual base salary and as a dollar amount, for each of the NEOs based on the potential achievement of the Company’s performance goals.

	Company Performance Threshold		Company Performance Target		Company Performance Maximum
Named Executive Officer	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	5.625	41,063	56.25	410,625	112.5	821,250
Steven E. English	5.625	19,688	56.25	196,875	112.5	393,750
Mark A. Blackburn	5.625	26,156	56.25	261,563	112.5	523,125
Clyde H. Fitch	5.625	18,000	56.25	180,000	112.5	360,000
James A. Yano	3.75	11,250	37.5	112,500	75	225,000

LBP Bonus—2009 Individual Performance Component

For 2009, the Committee, with the input of the Board of Directors of State Auto Mutual, established the individual performance goals applicable to the CEO’s individual performance LBP bonus and the CEO established the individual performance goals applicable to each of the other NEO’s individual performance LBP bonus. The following chart shows the 2009 threshold, target and maximum payouts, both as a percentage of salary and as a dollar amount, for each of the NEOs assuming attainment of each respective level of these individual performance goals:

Named Executive Officer	Individual Performance Bonus Threshold		Individual Performance Bonus Target		Individual Performance Bonus Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Robert P. Restrepo, Jr.	1.875	13,688	18.75	136,875	37.5	273,750
Steven E. English	1.875	6,563	18.75	65,625	37.5	131,250
Mark A. Blackburn	1.875	8,719	18.75	87,188	37.5	174,375
Clyde H. Fitch	1.875	6,000	18.75	60,000	37.5	120,000
James A. Yano	1.25	3,750	12.5	37,500	25.0	75,000

The following chart shows (i) the actual payout to each NEO for the individual performance component of the LBP for 2009, (ii) the value of the actual payout as a percentage of the NEO’s 2009 target bonus for the individual performance component of the LBP, (iii) a description of each individual performance goal established for each NEO for 2009; and (iv) the weight of each performance goal within the individual performance component of LBP:

Named Executive Officer	2009 Individual Performance LBP Bonus ($)	Payout Value (% of Target)	Performance Goal	Weight (%)

Robert P. Restrepo, Jr.	205,313	150	1. Profitable Growth: (1)	25
			2. Cost Structure: (1)	20
			3. Employee Development: (1)	10
			4. Strategic Plan: Provide regular strategic plan updates to the Board.	10
			5. IT Strategy: Develop an IT architecture that guides the development and deployment of all future strategic initiatives.	10
			6. Mergers and Acquisitions: (1)	10
			7. Risk Management: Develop and implement risk mitigation plans.	10
			8. Board Communications: Improve the quality and effectiveness of Board governance by enhancing communications, providing training and education and promoting interaction.	5

Steven E. English	118,125	180	1. Capital Management: Develop a cash forecast and management process.	20
			2. Capital Allocation Strategy: Implement appropriate strategy.	20
			3. Expense Management: Implement monthly expense analysis and quarterly plan analysis for management reporting.	10
			4. Investment Allocation: Maintain appropriate investment allocation.	20
			5. Reinsurance: Implement appropriate reinsurance strategy and agreements.	10
			6. Innovate State Auto: (1)	20

Mark A. Blackburn	130,781	150	1. Merger Integration: Integrate Rockhill Insurance Group and Patrons Insurance Group operations.	25
			2. IT Strategy and Architecture: Develop an IT architecture that guides the development and deployment of all future strategic initiatives.	10
			3. Risk Management: Develop and implement risk mitigation plans and processes.	10
			4. Claims Management: Recruit and hire new Claims Vice President and ensure successful transition of leadership and implementation of claims reorganization.	15
			5. Cost Structure: (1)	40

Clyde H. Fitch	120,000	200	1. Sales and Distribution: Design and implement “best practice” techniques and metrics to manage existing agencies.	35
			2. New Sales and Distribution: (1)	15
			3. Management Information: Create monthly reporting for CEO and operating reviews.	15
			4. Remodel Field Organization: Implement new regional alignments to balance workloads, optimize technology, engineer processes and develop back-up support.	35

James A. Yano	63,750	170	1. Legal Advice: Provide sound legal advice as requested to executive team and operational divisions within timeframes requested.	30
			2. Board Relations: Continue with organization and innovation in the conduct of Board and committee meetings. Support and promote positive relationships with all Board members.	30
			3. Rockhill Insurance Group: Secure regulatory approvals and close the transaction in first quarter, and then support full integration of legal, government affairs and Board functions.	15
			4. Innovate State Auto: Provide legal support for Innovate State Auto initiatives and fully implement all legal, government affairs and internal audit ideas.	15
			5. Organization: Continue to learn the business and build relations with the executive team, Board and operating divisions. Continue to build legal and government affairs teams.	10

(1)

We are not disclosing a more specific description of this performance goal because doing so would reveal confidential information that we do not disclose to the public, and we believe that disclosure of this information would cause us competitive harm.

For 2009, the Committee awarded Mr. Restrepo an individual performance bonus for, among other things, his strong leadership in a difficult environment, outstanding communication skills, progress in advancing various strategic objectives, success in assembling an excellent managerial team and impressive knowledge of the industry, all of which we expect to contribute in a meaningful way to increasing shareholder value in the future.

Mr. Restrepo recommended, and the Committee approved, individual performance bonuses for the other NEOs based primarily on the following accomplishments during 2009.

•

Mr. English exceeded target performance by improving capital management and financing flexibility, restructuring debt, improving the company’s risk management capability through a new aggregate reinsurance catastrophe program and significantly enhancing corporate financial planning and monitoring processes.

•

Mr. Blackburn somewhat exceeded target performance based on excellent progress implementing the operations of the recently acquired Rockhill Insurance Group, implementing new leadership and operational improvements to the claim operation and significantly enhancing productivity and effectiveness throughout the Company’s corporate operations.

•

Mr. Fitch exceeded target performance by producing superior growth results, segmenting agency performance and potential, strengthening agency plant management and performance monitoring and implementing a new field organizational structure for personal and business insurance.

•

Mr. Yano exceeded target performance by championing enhanced corporate governance practices and processes, improving communications between management and the Board and successfully anticipating and working through a myriad of contractual and regulatory issues surrounding the integration of the Rockhill Insurance Group.

LBP Bonus Opportunities—2010 Company and Individual Performance Bonuses

On March 4, 2010, the Committee established the total 2010 LBP bonus opportunities for NEOs, including the Company performance and individual performance components of the LBP. The Committee used the same performance measures for the 2010 Company performance component of the LBP and assigned each performance measure the same weight as in 2009. The Committee also established the threshold, target and maximum payout percentages for 2010, including a range of payout levels between threshold and maximum. We believe that the disclosure of the specific performance measures and the range of awards related to the achievement of such measures are reflective of our 2010 business plan, and as such constitute confidential information. We believe that the disclosure of this information in this Compensation Discussion and Analysis would cause us competitive harm. The Committee believes that the target performance goals are difficult but attainable. For 2008 and 2009, the payout on the Company performance goals was 54% and 70.2%, respectively, of the target LBP bonus (where the target percentage equals 100%). For 2010, the payment of an individual performance LBP bonus for our NEOs, if any, will be determined by the Committee and the CEO at the end of the Company’s 2010 fiscal year on the same basis as in 2009.

Long-Term Equity and Cash Incentive Compensation

We award NEOs and other members of the Leadership Team long-term incentive compensation in the form of stock options and cash-based performance award units (“PAUs”).

Stock options were awarded in 2009 pursuant to the terms of the 2000 Equity Plan and in 2010 pursuant to the terms of the 2009 Equity Plan. The 2000 Equity Plan and the 2009 Equity Plan were approved by our shareholders. PAUs are awarded pursuant to the terms of the State Auto Financial Corporation Long-Term Incentive Plan, as amended (“Long-Term Incentive Plan”), the material terms of which have been approved by our shareholders. Awards of stock options made under the 2000 and 2009 Equity Plans and PAUs made under the Long-Term Incentive Plan are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code. (See “—Tax Deductibility of Executive Compensation” on page      of this Proxy Statement.)

The amount of the long-term incentive opportunity we award is based on data from our competitive market and is set consistent with our philosophy on setting each element of compensation at the median level of our competitive market. Individual performance is not currently a factor in determining the number of options granted, nor is consideration given to the level of previous grants or their market performance to date. The percentage of base salary that we award as long-term incentive opportunity does vary depending on the level of the participant within our management structure, recognizing that managers at a higher level in our Company should be more accountable for the results produced for shareholders.

Except for Mr. Restrepo’s long-term incentive opportunity for 2010 (see “—Stock Options” on page      of this Proxy Statement), the Committee provides 50% of a Leadership Team member’s total long-term incentive compensation opportunity in the form of stock options and 50% in the form of target PAUs. Together, these two forms of long-term incentive compensation reward employees for results over a multi-year period, balance the focus of our short-term incentive compensation plans, enhance our retention of key executives, build stock ownership among our executives and strike a balance between cash and non-cash rewards as well as between rewards tied solely to stock price appreciation and rewards based on sustained long-term financial performance. The Committee determined that the allocation of long-term incentive compensation between stock options and target PAUs is consistent with our competitive market. In addition, because the PAUs are paid in cash, they provide a source of funds that can be used by NEOs to exercise options and retain shares upon exercise, further building share ownership. The Company occasionally makes special grants of restricted stock to reward or retain key executives or to attract executives to join the Company, but the Company did not make any such special grants in 2009 to NEOs or other Leadership Team members. The Company did grant restricted stock to Mr. Restrepo in 2010 (see “—Stock Options” on page      of this Proxy Statement).

Stock Options

We believe that issuing stock options to our executives (i) encourages business behaviors that drive appreciation in the price of our Common Shares over the long-term, because options have no value to the optionee unless the price of the underlying Common Shares increases from the date of grant, and (ii) helps align the interests of our executives who hold options, including our NEOs, with the interests of our shareholders. The alignment of the interests of our executives and our shareholders is further strengthened by our employee stock purchase plan in which all of our employees are eligible to participate. Stock options also represent a significant element of the total direct compensation paid to executives at peer companies with which we compete for executive talent.

In 2009 and in 2010, the Committee granted stock options to our NEOs representing the number of our Common Shares as set forth in the table below. Each grant of options consisted of non-qualified stock options with a ten-year exercise period, a three-year graduated vesting schedule (i.e., one third of the total options granted vests each year for three years), and an option exercise price of $14.49 and $18.78, respectively, which was equal to the closing price of our Common Shares on the grant date.

Named Executive Officer	2009 Stock Option Awards (# of Common Shares)	Exercise Price ($)	2010 Stock Option Awards (# of Common Shares)	Exercise Price ($)
Robert P. Restrepo, Jr.(1)	52,088	14.49	54,015	18.78
Steven E. English	12,025	14.49	18,601	18.78
Mark A. Blackburn	27,035	14.49	41,535	18.78
Clyde H. Fitch	10,994	14.49	17,051	18.78
James A. Yano	7,929	14.49	12,322	18.78

(1)	The Committee also granted 17,180 shares of restricted stock to Mr. Restrepo as part of his 2010 long-term incentive opportunity.

The stock options were granted at the first regular Committee meeting of the year, as required by the Committee’s charter. This timing supports the Company’s overall emphasis on “pay-for-performance” by providing for a year-end Company and individual performance review and annual salary increases and option grants in March of each year. While the CEO makes recommendations to the Committee regarding option grants to our Leadership Team, the Committee retains the discretion to set the terms of any options granted, including the number of options granted to any optionee.

For both 2009 and 2010, the Committee intended to grant stock options whose total value was approximately equal to 50% of each optionee’s total long-term incentive compensation opportunity, except that Mr. Restrepo’s long-term incentive mix for 2010 was modified to enhance his ability to build Company stock ownership. For 2010, Mr. Restrepo was granted one-third of his long-term incentive opportunity in the form of stock options, one-third in the form of restricted stock and one-third in the form of PAUs. The number of stock options granted was determined by multiplying (i) the average daily closing price of our Common Shares for the prior fiscal year (ii) by a “Black-Scholes” factor. The “Black-Scholes” factor is a financial model that is used to determine the current value of stock options and was provided to the Company by Towers Perrin. The “Black-Scholes” factor provided by Towers Perrin for both 2009 and 2010 grants of stock options was 35%. The number of restricted shares granted to Mr. Restrepo was determined by dividing one-third of his target long-term incentive opportunity by $19.78, which amount represents the sum of (a) $17.98 (the average daily trading price of our Common Shares during 2009) and (b) $1.80 (the estimated value of three years of anticipated cash dividends).

Before the Committee used the average daily closing price of our Common Shares in 2008 to calculate the number of stock options to grant in 2009, the Committee discussed and considered the dramatic fluctuations in the price of our Common Shares in 2008. Towers Perrin advised the Committee that relying on the 2008 average daily closing price provided stability in option grants, was similar to the practices of other companies and would prevent significant inflation in the number of options granted. Similarly, in light of continued deflation in the price of our Common Shares in 2009, the Committee sought the opinion of Towers Perrin before it used the average daily closing price of our Common Shares in 2009 to calculate the number of stock options to grant in 2010.

Performance Award Units

PAUs reward participants for sustained financial results that should increase the price of our Common Shares over the long term and balance the internal focus on our annual operating plan by rewarding participants for financial results relative to the financial results of other property and casualty insurers. The Committee grants PAUs to each NEO with a target value equal to approximately 50% of the NEO’s total long-term incentive compensation opportunity, except that Mr. Restrepo was only granted one-third of his long-term incentive opportunity for 2010 in the form of PAUs.

PAUs are awarded annually and are paid in cash at the end of a three-year performance period. The amount payable at the end of the performance period is determined by multiplying the number of PAUs by the “value” of the PAU at the end of the performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00. The final value of a PAU depends on the State Auto Group’s relative performance to a peer group of other property and casualty insurers during the performance period (the “LTIP Peer Group”). For 2009 grants of PAUs, the LTIP Peer Group consisted of approximately 600 companies included in the A.M. Best Total U.S. P&C Agency Companies Composite.

Granting PAUs with a new performance period every year provides the Company with greater flexibility to determine participants, awards, measures of performance and objectives for each performance metric that may need to change based on market conditions. The peer-comparison approach reduces the subjectivity involved in setting performance goals for a three-year period, which can be difficult. The grants of PAUs also are consistent with the Company’s stated intent to provide Leadership Team members with high levels of pay for relatively high levels of performance and low levels of pay for relatively low levels of performance.

PAUs are valued based on the State Auto Group’s achievement of performance measures selected by the Committee compared against the average results of the LTIP Peer Group during the performance period and can be achieved at threshold, target and maximum levels of performance. The target level for each performance measure is achieved if the State Auto Group’s performance is equal to the mean level of performance of the companies in the LTIP Peer Group for such performance measure. The maximum level for each performance measure is achieved if the State Auto Group performs at or above the 80th percentile of the LTIP Peer Group for such performance measure. The threshold level of performance is achieved if the State Auto Group performs at the 20th percentile of the LTIP Peer Group for such performance measure. No amount is payable with respect to a performance measure if the State Auto Group performs below the 20th percentile of the LTIP Peer Group for such performance measure.

For example, if at the end of the 2009–2011 performance period there are 600 insurance companies in the LTIP Peer Group, and if such companies are ranked 1 – 600 (best to worst) in average statutory combined ratio, each NEO will receive a target award if the State Auto Group’s three-year average statutory combined ratio is between the 300/301st ranked insurance companies in the LTIP Peer Group for such performance measure, a maximum award if the State Auto Group’s three-year average statutory combined ratio equals or exceeds the 120th ranked insurance company for such performance measure, and a threshold award if the State Auto Group’s three-year statutory combined ratio equals the 480th ranked insurance company for such performance measure. No amount is payable if the State Auto Group’s three-year average statutory combined ratio is below the threshold level (i.e., the lowest quintile of performance). The same comparison is performed for total premium growth and surplus growth, with the results equally weighted to determine the total PAU value awarded to each NEO.

PAU Awards—2007-2009 Performance Period

We first awarded PAUs in 2007 with a three-year performance period that ended December 31, 2009. The Committee approved three equally weighted measures to determine the number of PAUs earned for the three-year performance period beginning in 2007 and ending in 2009—statutory combined ratio for the State Auto Group, the Company’s book value per share growth and total State Auto Group revenue growth.

For 2007 grants of PAUs, the LTIP Peer Group consists of the following public property and casualty insurance companies: Selective Insurance Group, Inc., EMC Insurance Group, Cincinnati Financial Corporation, Harleysville Group, Inc., The Hanover Insurance Group, Inc. and United Fire & Casualty Company (collectively, the “2007 LTIP Peer Group”). For the 2007-2009 performance period, each NEO will earn “points” based upon our rank for each of these three performance measures in comparison to the 2007 LTIP Peer Group. Points are awarded based on a first place through last place finish. The objective is to accumulate the greatest number of points (three first place finishes in the three categories).

We have not determined whether the NEOs earned any PAUs for the 2007-2009 performance period because the final 2007 LTIP Peer Group data for the 2007-2009 performance period has not been released as of the date of this Proxy Statement. However, based on preliminary performance information for the 2007-2009 performance period, we estimate that the 2007 PAUs will be valued in excess of target performance. We will pay any PAUs earned by the NEOs for the 2007-2009 performance period in May 2010 after the final 2007 LTIP Peer Group data for the 2007-2009 performance period is released.

PAU Awards—2009

PAUs granted for the 2009-2011 performance period are valued based on the achievement of three equally-weighted performance measures: (i) direct, statutory combined ratio for the State Auto Group, (ii) the State Auto Group’s direct written premium growth and (iii) the State Auto Group’s surplus growth. The performance measures selected by the Committee focus on our ability to appropriately price and underwrite business, control expenses, develop new products and services, invest in assets that best balance risks and rewards and enter new markets. They also assess long-term profitability and the capital we need to underwrite future business. We believe sustained, high levels of performance in each of these areas should create value for our shareholders.

For the 2009-2011 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2009 Target Units(#)	Target Award Value($)*	Threshold Award Value($)*	Maximum Award Value($)*
Robert P. Restrepo Jr.	492,750	492,750	197,100	985,500
Steven E. English	113,750	113,750	45,500	227,500
Mark A. Blackburn	255,750	255,750	102,300	511,500
Clyde H. Fitch	104,000	104,000	41,600	208,000
James A. Yano	75,000	75,000	30,000	150,000

*	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

PAU Awards—2010

PAUs granted for the 2010-2012 performance period are valued based on the achievement of three equally-weighted performance measures. The Committee selected the same performance measures for the 2010-2012 performance period as it did for the 2009-2011 performance period for the reasons discussed above in “—PAU Awards—2009.”

For the 2010-2012 performance period, our NEOs received PAUs in the number and with the target, threshold and maximum values described below:

Named Executive Officer	2010 Target Units(#)	Target Award Value($)*	Threshold Award Value($)*	Maximum Award Value($)*
Robert P. Restrepo Jr.	339,750	339,750	135,900	679,500
Steven E. English	117,000	117,000	46,800	234,000
Mark A. Blackburn	261,250	261,250	104,500	522,500
Clyde H. Fitch	107,250	107,250	42,900	214,500
James A. Yano	77,500	77,500	31,000	155,000

*	Units have a target value equal to $1.00, a threshold value of $0.40 and a maximum value of $2.00.

Retirement and Deferred Compensation

Retirement Plan

We maintain a defined benefit pension plan, referred to as our “Retirement Plan.” The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. All of our current NEOs and other employees hired before January 1, 2010 are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. The purpose of the Retirement Plan is to recognize career contributions and service of our employees, assist in the retention of employees and provide them income continuity into retirement. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits under our Retirement Plan.

Supplemental Executive Retirement Plans

Tax laws place limits on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans, such as our Retirement Plan. With a supplemental executive retirement plan, it is possible for a highly compensated officer to achieve the same percentage of salary replacement as other employees upon retirement. Our Supplemental Executive Retirement Plan, referred to as our “SERP,” is a non-qualified retirement plan designed solely to offset the impact of regulatory limitations on retirement benefits available under the Retirement Plan. As a result, the SERP mirrors the Retirement Plan. The SERP provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for certain officers. Like the Retirement Plan, the SERP considers only base salary, not incentive compensation, in calculating the benefit due each participant. The Committee previously approved participation in this SERP for all NEOs. Executives are now automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan.

In addition to the standard SERP discussed above, we have entered into individual SERP agreements with Mr. Restrepo and Mr. Blackburn to offset the impact of the relatively shorter duration of employment available to them at our Company. We have a mandatory retirement age of 65 for certain officers. Mr. Restrepo is currently 59 and has been an employee for four years. Mr. Blackburn is 58 years old and has been an employee for ten years. The Retirement Plan and the standard SERP, discussed above, both use a career average plan formula for benefit determinations. Under those plans, an employee’s period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. As a result, our regular plans may inhibit our ability to attract mid-career executives who would not have the same opportunity to earn benefits comparable to other employees. For this reason, the Committee approved the individual SERP agreements for Messrs. Restrepo and Blackburn (See “—Contractual Arrangements with Named Executive Officers—Employment Agreements” on page             of this Proxy Statement.)

Defined Contribution Plan/401(k) Plan

We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code that we refer to as our “Capital Accumulation Plan” or “CAP.” We changed the name of the CAP from The State Auto Insurance Companies Capital Accumulation Plan to The State Auto Insurance Companies Retirement Savings Plan effective on January 1, 2010. Participation in the CAP is available on the same terms to all of our employees, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the CAP. The deferred amount is contributed to the CAP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include Common Shares, but only up to 20% of new contributions and the total account balance may be invested in Common Shares.

The Company may make a discretionary matching contribution of 100% of each participant’s CAP contributions for the first 1% of base salary, plus 50% of each participant’s CAP contribution between 2% and 6% of base salary, subject to an annual maximum of $16,500. This equates to a Company contribution in the CAP of 58 cents for each salary dollar contributed by an employee who contributed a full 6% of salary to CAP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the 401(k) Plan.

Our current NEOs and all other employees hired before January 1, 2010 will have to decide between April 1, 2010 and May 31, 2010 whether (i) to continue participating in the Retirement Plan and CAP on the terms discussed above or (ii) to cease participating in the Retirement Plan as of June 30, 2010 in favor of participating in an expanded benefit under the CAP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the CAP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an NEO or other employee elects to participate in the expanded CAP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010.

Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan

Our Non-Qualified Deferred Compensation Plan, which we refer to as our “Shadow Plan,” is a non-qualified, unfunded deferred compensation plan for eligible key employees. Eligible employees include those who are precluded by regulatory limitations from contributing a full 6% of salary to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Shadow Plan, eligible employees who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the employee’s salary. The election form is executed annually in advance of the year in which such compensation would be earned. Each employee who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee’s base salary is subject to being matched in the aggregate under the CAP and the Shadow Plan.

The total amount of salary deferred under the CAP and the Shadow Plan cannot exceed in the aggregate 50% of a participant’s base salary. The Shadow Plan also allows participants to defer up to 100% of short-term and long-term incentive compensation, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund-type investment options in accordance with the election of the participants, which the participants may modify on a daily basis. Participants may choose from either a five or ten-year payout option or a “date-certain” option and no other distributions or withdrawals of funds from the Shadow Plan are permitted.

Non-qualified plans allow highly compensated employees to be in the same place, relatively speaking, as other employees of the Company, in terms of their ability to maximize their retirement savings opportunities. Participants in these non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Neither the Shadow Plan nor the CAP provides for above market or preferential earnings opportunities for any participant.

Executive Perquisites

We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are well below the typical practices of other insurers and companies of comparable size, are highly valued by recipients, have limited cost and are part of a competitive reward program that aids in attracting and retaining the best executives.

Tax Advisory Services

We provide up to $500 annually for tax advice to an optionee in the year they exercise qualified stock options. This benefit is available to all optionees, not just NEOs. It provides these employees access to professional advice in dealing with the tax and financial consequences associated with exercising options. We also believe it helps optionees accurately determine their tax liabilities and the number of shares they may need to sell to cover those costs. As a result, this program helps optionees retain more of the shares associated with their award, building greater stock ownership among our employees. None of the NEOs used this perquisite in 2009.

Life Insurance

Effective November, 2009, as a cost saving measure, we eliminated our 75% premium contribution toward our officers’ whole life insurance policies if the officers elect to purchase such policy. The portion of the premium that we paid for NEOs is included in the total listed under “All Other Compensation” in the Summary Compensation Table on page      of this Proxy Statement. The face amount of these policies does not exceed $50,000 and provided a modest form of additional financial security to officers who choose the benefit.

Travel Expenses

We regularly sponsor incentive travel programs for our independent agents. The NEOs attend these programs in order to help us foster and improve our relationships with our independent agents, the only distribution force used by our Company. The cost of the NEO’s spouse or guest to attend these trips is also paid by us. The cost is determined by dividing the total cost of the agent incentive trip by the number of travelers. The cost of each NEO’s spouse or guest to attend the trip(s) as a host in 2009 is included in the total reflected in the “All Other Compensation” column in the Summary Compensation Table on page      of this Proxy Statement for any NEO whose spouse or guest acted as a host.

Club Memberships

During 2009, we also had corporate memberships in two clubs in central Ohio, one of which was a golf club. The corporate memberships in these clubs were used for business entertainment and meetings, and we paid the dues. The designated users were Messrs. Restrepo and Blackburn. The dues we paid for these memberships are included in the “All Other Compensation” column of the Summary Compensation Table on page      of this Proxy Statement.

Contractual Arrangements with Named Executive Officers

Employment Agreements

We have entered into employment agreements with Robert P. Restrepo, Jr., our Chairman, President and Chief Executive Officer, and Mark A. Blackburn, our Executive Vice President and Chief Operating Officer. The terms of Mr. Restrepo’s and Mr. Blackburn’s employment agreements were the result of arm’s length negotiations between the Committee and Mr. Restrepo and Mr. Blackburn.

The Company enters into employment agreements to provide appropriate protection to the employees and the Company and clarity to the employees and the Company about the Company’s expectations. The Company limits the use of employment agreements to its two most strategic positions:    Chief Executive Officer and Chief Operating Officer. The Company believes that having employment agreements in place for these two positions ensures leadership stability and focus, assists in long-term retention and provides for appropriate talent development and succession planning. The Company also believes this continuity has a cumulative effect on the achievement of our long-term strategic and operational objectives and, therefore, furthers the goals of our executive compensation program.

As is the case with most executive employment agreements, our employment agreements with Mr. Restrepo and Mr. Blackburn each address separation and severance benefits in connection with the termination of their respective employment with us, either prior to or at the end of the employment term. These provisions benefit both us and the executive in that they provide a clear understanding of the rights and obligations of the parties on events resulting in the termination of the employment relationship. In a competitive environment for qualified and skilled management personnel, these provisions also are necessary in the recruitment of executives who may not otherwise be willing to relocate their families and undertake the responsibilities of a new position without such financial commitments from their new employers. These provisions also are necessary for the retention of executives in that they provide a level of financial security in the event of an involuntary termination of employment.

Robert P. Restrepo, Jr.

The employment agreement between State Auto and Mr. Restrepo had a three-year term ending on March 1, 2009. Effective March 1, 2009, we renewed Mr. Restrepo’s employment agreement on substantially similar terms through December 31, 2011, unless terminated earlier due to Mr. Restrepo’s disability, death, voluntary termination of employment, or involuntary termination of employment by the Company for cause or without cause. Mr. Restrepo’s retirement from the Company, whether initiated by Mr. Restrepo or mandatory, will be treated as his voluntary termination of employment.

Under his employment agreement, Mr. Restrepo receives an annual base salary, participates in the LBP, the QPB, the Long-Term Incentive Plan and the Retirement Plan, and is eligible to participate in all other State Auto incentive compensation plans, retirement plans and fringe benefits generally made available to executives of State Auto. The employment agreement further provides that unless Mr. Restrepo otherwise agrees (i) his annual base salary shall not be less than $730,000, (ii) his target bonus under the LBP shall not be less than 75% of his then-current annual base salary and (iii) his potential bonus compensation under the LBP shall not be less than his potential bonus compensation under the LBP as of March 1, 2009. The compensation paid to Mr. Restrepo in 2007, 2008 and 2009 is set forth in the “Summary Compensation Table” on page      of this Proxy Statement.

State Auto also implemented an individual Supplemental Executive Retirement Plan for Mr. Restrepo (the “Restrepo SERP”) pursuant to his employment agreement. The Restrepo SERP generally provides Mr. Restrepo with supplemental retirement benefits to the extent necessary to cause his aggregate State Auto retirement benefits to equal 50% of his average total cash compensation during his final three years of employment by State Auto; provided, however, that the benefits payable pursuant to the Restrepo SERP will be proportionately reduced if Mr. Restrepo has less than 20 years of service with State Auto at retirement. State Auto has a mandatory retirement age of 65 for executive officers, and Mr. Restrepo was age 55 when he began his employment with State Auto. As a result, Mr. Restrepo will have no more than 10 years of service with State Auto when he reaches mandatory retirement age, which will reduce the benefits payable pursuant to the Restrepo SERP accordingly.

Mr. Restrepo’s employment agreement also imposes post-employment covenants that prohibit Mr. Restrepo from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our employees to work for another company.

The severance and separation benefits provided to Mr. Restrepo under his employment agreement upon the occurrence of certain termination events are described below under “Potential Payments Upon Termination or Change in Control—Restrepo Employment Agreement.” The Board may subject all or any part of these severance benefits to a condition of repayment by Mr. Restrepo upon the violation of any non-competition and confidentiality covenants applicable to Mr. Restrepo. The Board may also require Mr. Restrepo to repay all or part of such severance benefits if: (i) the amount of his severance benefits were calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement; (ii) Mr. Restrepo engaged in fraudulent misconduct that caused or substantially contributed to the need for the financial statement restatement; and (iii) the amount of his severance benefits would have been lower than the amount actually awarded to Mr. Restrepo had the financial results been properly reported. The Board may also require Mr. Restrepo to repay all or part of such severance benefits if the Board determines he has engaged in any wrongful conduct during the employment term which has a material adverse effect on the Company.

Mark A. Blackburn

Mark A. Blackburn has been employed by us since 1999. In November 2006, he was appointed as our Executive Vice President and Chief Operating Officer. Given the more extensive and influential duties of his new position, we entered into an employment agreement with Mr. Blackburn in 2007. Mr. Blackburn’s term of employment will end on October 4, 2010, unless terminated earlier due to Mr. Blackburn’s disability, death, voluntary termination of employment, or involuntary termination of employment by the Company for cause or without cause.

Mr. Blackburn’s employment agreement will be renewed at the end of its initial term for additional one-year terms unless either party gives notice of intent not to renew in accordance with the terms of the agreement. If State Auto elects not to renew Mr. Blackburn’s employment agreement at the end of any term, the non-renewal will constitute a termination of Mr. Blackburn’s employment without cause. On the other hand, if Mr. Blackburn elects not to renew his employment agreement at the end of any term, the non-renewal will constitute a voluntary termination of his employment.

Under his employment agreement, Mr. Blackburn receives an annual base salary in an amount not less than $425,000, participates in the LBP, the QPB, the Long-Term Incentive Plan and the Retirement Plan, and is eligible to participate in all other State Auto incentive compensation plans, retirement plans and fringe benefits generally made available to executives of State Auto. The compensation paid to Mr. Blackburn in 2007, 2008 and 2009 is set forth in the “Summary Compensation Table” on page      of this Proxy Statement.

State Auto also implemented an individual Supplemental Executive Retirement Plan for Mr. Blackburn (the “Blackburn SERP”) pursuant to his employment agreement. The Blackburn SERP generally provides Mr. Blackburn with supplemental retirement benefits to the extent necessary to cause his aggregate State Auto retirement benefits to equal 50% of his average total cash compensation during his final three years of employment by State Auto; provided, however, that the benefits payable pursuant to the Blackburn SERP will be proportionately reduced if Mr. Blackburn has less than 20 years with of service with State Auto at retirement. State Auto has a mandatory retirement age of 65 for executive officers, and Mr. Blackburn was age 47 when he began his employment with State Auto. As a result, Mr. Blackburn will have no more than 18 years of service with State Auto when he reaches mandatory retirement age, which will reduce the benefits payable pursuant to the Blackburn SERP accordingly.

The employment agreement also imposes post-employment covenants prohibiting Mr. Blackburn from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our employees to work for another company.

The severance and separation benefits provided to Mr. Blackburn under his employment agreement upon the occurrence of certain termination events are described below under “Potential Payments Upon Termination or Change in Control—Blackburn Employment Agreement.”

Change of Control Agreements

Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company or State Auto Mutual. Change of control agreements also serve our shareholders’ interests by ensuring that senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. Our “change of control” agreements are called executive agreements. The terms of each executive agreement were the result of arm’s length negotiations between the Committee and the executive.

Each of the executive agreements define a “Change of Control” to include the following:

•

any person becomes the owner of 25% or more of the combined voting power of the Company’s then outstanding securities, except for acquisitions by the Company or certain of its affiliates or by any employee benefit plan maintained by the Company or certain of its affiliates;

•	a majority of the Board is comprised of other than continuing directors;

•	any event or transaction occurs that the Company would be required to report as a change in control under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

•

a merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent more than 50% of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

•

a sale, exchange, lease, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company (including the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis);

•	a reorganization, reverse stock split, or recapitalization of the Company which would result in any of the foregoing; and

•

State Auto Mutual affiliates with or is merged into or consolidated with a third party or completes a conversion to a stock insurance company and, as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than continuing directors.

Mr. Blackburn’s executive agreement also defines “Change of Control” to include the termination, for any reason, of Mr. Restrepo’s employment as the Chief Executive Officer of the Company or State Auto Mutual.

Robert P. Restrepo, Jr.

We renewed Mr. Restrepo’s executive agreement under substantially similar terms when we renewed his employment agreement. The term of Mr. Restrepo’s executive agreement coincides with the term of his employment agreement, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. Restrepo’s executive agreement will terminate if his employment terminates prior to a Change of Control.

We will provide certain severance benefits to Mr. Restrepo under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement (other than on account of his death or disability or termination for cause):

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Restrepo for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. Restrepo’s termination.

The severance and separation benefits provided to Mr. Restrepo under his executive agreement are described below under “Potential Payments Upon Termination or Change in Control—Restrepo Executive Agreement.”

Mr. Restrepo’s executive agreement also provides that, for a period of five years after any termination of Mr. Restrepo’s employment, we would provide Mr. Restrepo with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we would indemnify, hold harmless, and defend Mr. Restrepo to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with any proceeding in which he might be involved by reason of having been our director or officer.

Mark A. Blackburn

We entered into an executive agreement with Mr. Blackburn effective on October 4, 2007. The term of Mr. Blackburn’s executive agreement coincides with the term of his employment agreement, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. Blackburn’s executive agreement will terminate if his employment terminates prior to a Change of Control.

We will provide certain severance benefits to Mr. Blackburn under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement (other than on account of his death or disability or termination for cause):

•	by us at any time within 24 months after a Change of Control;

•	by Mr. Blackburn for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control;

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. Blackburn’s termination; or

•	at Mr. Blackburn’s request, if he has remained employed for two years after Mr. Restrepo ceases to be CEO in order to assist with the new CEO’s transition.

The severance and separation benefits provided to Mr. Blackburn under his executive agreement are described below under “Potential Payments Upon Termination or Change in Control—Blackburn Executive Agreement.”

Mr. Blackburn’s executive agreement also provides that, for a period of five years after any termination of Mr. Blackburn’s employment, we would provide Mr. Blackburn with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we would indemnify, hold harmless, and defend Mr. Blackburn to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with any proceeding in which he might be involved by reason of having been our director or officer.

Steven E. English; Clyde H. Fitch; James A. Yano

We have also entered into executive change of control agreements with certain of our other executive officers, including Messrs. English, Fitch and Yano. The executive agreements of Messrs. English, Fitch and Yano were effective April 25, 2008 for a three-year term. If a Change of Control occurs during the three-year period, the term of the executive agreement will automatically extend until the earlier to occur of the 36-month anniversary of the date of the Change of Control or the date on which the executive reaches age 65. The executive agreement will terminate if the executive’s employment terminates prior to a Change of Control.

We will provide certain severance benefits to the executive under his executive agreement if his employment with State Auto is terminated during the term of his executive agreement (other than for cause, the death or disability of the executive or his mandatory retirement at age 65):

•	by us at any time within 24 months after a Change of Control;

•	by the executive for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•

by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive’s termination.

The severance and separation benefits provided to each of our other executives under his executive agreement are described below under “Potential Payments Upon Termination or Change in Control—English, Fitch and Yano Executive Agreements.”

These executive agreements prohibit the executive from disclosing or using our confidential information. The Board may require the executive to repay all or part of the severance benefits if the executive violates the confidentiality covenant or if he has engaged in any wrongful misconduct during his employment which the Board determines has a material adverse effect on the Company.

These executive agreements also provide that, for a period of five years after a Change of Control, we will provide the executive with coverage under a standard directors’ and officers’ liability insurance policy at our expense. Furthermore, we will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by him in connection with any proceeding in which he may be involved by reason of having been our director or officer.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year for our NEOs unless certain specific criteria are satisfied. “Qualified performance-based compensation,” as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by shareholders and meet other requirements. The material terms of the LBP, the 2000 Equity Plan, the 2009 Equity Plan and the Long-Term Incentive Plan have been approved by our shareholders as required by Section 162(m) of the Code. Accordingly, compensation paid for the attainment of Company performance-based awards under the LBP, stock options awarded under the 2000 Equity Plan and the 2009 Equity Plan and compensation paid for the attainment of the PAUs under the Long-Term Incentive Plan is intended to be deductible for federal income tax purposes in accordance with Section 162(m) of the Code. While we generally attempt to tax qualify our compensation programs, we also seek to maintain flexibility in compensating our executives. As a result, our Committee has not adopted a policy requiring all compensation to be deductible.

Stock Ownership Guidelines

We have adopted stock ownership guidelines (“Ownership Guidelines”) for our Section 16 officers, including our NEOs. These Ownership Guidelines reinforce one of the objectives of our executive reward program and the primary reason for awarding stock options—to build executive stock ownership. Each person subject to the Ownership Guidelines is required to acquire and maintain ownership of a designated number of Common Shares based on the person’s position with us (the “Ownership Target Amounts”). Option grants vary by an individual’s level in the Company, consistent with the information in our competitive market data as well as the scope of the NEO’s responsibility. As a result, it makes sense to vary the level of ownership we require of these individuals by their level in the Company and the level of option grants they receive.

The following Ownership Target Amounts applicable to Section 16 officers in the designated category will remain in place until changed by the Committee:

Chairman/CEO	100,000 Common Shares
Chief Operating Officer	50,000 Common Shares
Senior Vice President	30,000 Common Shares
Vice President	7,000 Common Shares

Executives are in compliance with the Ownership Guidelines if they meet the Ownership Target Amounts within five years of assuming the designated category of management or if they invest a minimum of 6% of their annual base salary in Company stock through a payroll deduction plan. All of our NEOs are within five years of assuming their designated category of management and/or are currently investing at least 6% of their annual base salary in our stock through payroll deduction. All Common Shares directly owned by officers count toward meeting their respective Ownership Target Amounts. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested “in-the-money” stock options. The following chart shows the Ownership Target Amounts for the NEOs and the number of Common Shares currently owned by the NEOs as of March 12, 2010.

Named Executive Officer	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO (1)	Common Shares Owned Directly by NEO	Total Common Share Ownership Toward Target
Robert P. Restrepo, Jr.	100,000	5,788	31,313	37,101
Steven E. English	7,000	2,114	4,087	6,201
Mark A. Blackburn	50,000	11,904	36,536	48,440
Clyde H. Fitch	30,000	1,222	8,183	9,405
James A. Yano	7,000	881	2,211	3,092

(1)

One-third of vested “in the money” stock options count toward the ownership level requirement. Vested options with an exercise price that is higher than the fair market value of the Company’s Common Shares (i.e., underwater stock options) do not count towards the Ownership Guidelines. The stock options included in this table are one-third of those exercisable within 60 days of March 12, 2010 and “in the money” based on a price of $17.17, which represents the year-to-date average of the closing price for the Company’s Common Shares as of the most recent practicable date.

At the Committee’s August 13, 2009 annual review of the Ownership Guidelines and the attainment levels of the Company’s officers, the Committee noted that the ongoing downturn in the stock market had affected our Company’s share price, which substantially reduced the number of vested “in the money” stock options. Given this consideration, the Committee asked Towers Perrin to explore methods of delivering additional equity-based compensation to the NEOs, offset by reductions to other long-term incentive opportunities. At subsequent meetings, the Committee decided to focus primarily on support for Mr. Restrepo’s achievement of stock ownership goals, which resulted in the change in the mix of his long-term incentive compensation in 2010. As discussed above, Mr. Restrepo received one-third of his 2010 long-term incentive opportunity in the form of stock options, one-third in the form of restricted stock and one-third in the form of PAUs. The Committee believes that this mix will more effectively balance the elements of long-term compensation, support Mr. Restrepo’s achievement of his stock ownership goal and provide retention benefits. For the NEOs’ total beneficial ownership of Common Shares, including all options exercisable within 60 days of March 12, 2010, whether or not the options are “in the money,” see “Proposal One: Election of Directors—Background and Beneficial Ownership Information for Nominees and Continuing Directors” (for Mr. Restrepo’s beneficial ownership of Common Shares) and “Proposal One: Election of Directors—Beneficial Ownership Information for Named Executive Officers and Executive Group” (for the other NEOs’ beneficial ownership of Common Shares).

We discourage our officers from hedging the economic risk of their stock ownership positions in our Common Shares, but our Board has not adopted a written policy prohibiting hedging.

Summary Compensation Table for 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert P. Restrepo, Jr.	2009	753,462	0		88		194,809	493,490	322,638	35,969	1,800,456
Chairman, President and Chief Executive Officer	2008	701,923	0		129		399,473	367,425	289,666	38,696	1,797,312
	2007	673,558	0		130		271,311	497,391	403,922	683,811	2,530,123

Steven E. English	2009	354,231	0		88		44,974	256,292	36,000	15,261	706,846
Vice President and Chief Financial Officer	2008	298,462	0		129		87,214	139,500	27,539	82,294	635,138
	2007	258,077	0		130		69,679	134,225	14,945	91,858	568,914

Mark A. Blackburn	2009	479,423	0		338		101,111	314,346	412,367	40,994	1,348,579
Executive Vice President and Chief Operating Officer	2008	444,231	0		129		214,235	270,000	440,554	39,764	1,408,913
	2007	425,000	0		779,380	(6)	170,825	333,094	354,770	28,816	2,091,885

Clyde H. Fitch(7)	2009	330,000	0		88		41,118	246,324	53,226	18,267	689,023
Senior Vice President	2008	310,000	0		129		87,214	204,600	44,019	20,622	666,584
	2007	41,731	232,500	(8)	180,170	(9)	164,561	0	0	7,103	626,065

James A. Yano(10)	2009	306,923	0		88		29,654	142,703	45,879	8,575	533,822
Vice President, Secretary and General Counsel	2008	273,077	0		129		60,592	116,200	36,006	10,095	496,099
	2007	182,692	0		130		66,991	125,938	22,782	6,336	404,869

(1)

The dollar amounts shown in this column (except for those amounts discussed below in footnotes (6) and (9)) represent the grant date fair value of Common Shares awarded to the NEOs on holidays and certain service anniversary milestones. These awards are made to all employees of the company on the same basis and in the same amounts.

(2)

The dollar amounts shown in this column represent the aggregate grant date fair value of the stock options awarded in the fiscal year indicated. The grant date fair value of each stock option granted was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (“ASC Topic 718”). For a discussion of the assumptions used in the calculations, see Note 13 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2009.

(3)

For 2009 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2009 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the QPB:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	288,177	196,390	8,923	493,490
Steven E. English	138,167	113,847	4,278	256,292
Mark A. Blackburn	183,565	125,097	5,684	314,346
Clyde H. Fitch	126,324	116,089	3,911	246,324
James A. Yano	78,953	60,083	3,667	142,703

For 2008 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2008 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the QPB:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	214,331	125,994	27,100	367,425
Steven E. English	74,865	52,803	11,832	139,500
Mark A. Blackburn	135,844	116,980	17,176	270,000
Clyde H. Fitch	93,572	99,196	11,832	204,600
James A. Yano	56,350	49,163	10,687	116,200

For 2007 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2007 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the QPB:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	QPB Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Robert P. Restrepo, Jr.	307,547	129,510	60,334	497,391
Steven E. English	78,975	32,102	23,148	134,225
Mark A. Blackburn	193,641	101,404	38,049	333,094
Clyde H. Fitch	0	0	0	0
James A. Yano	108,079	0	17,859	125,938

(4)

The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above-market earnings.

(5)	The table below shows the components of the “All Other Compensation” column for 2007 through 2009.

	Year	Company Matches ($)(a)	Spousal Travel Expenses ($)(b)	Restricted Stock Dividends ($)	Club Membership Dues ($)(c)	Relocation Payments ($)		Retention Payments ($)(d)	Life Insurance Premiums ($)	Total ($)
Robert P. Restrepo, Jr.	2009	26,371	6,808	0	2,790	0		0	0	35,969
	2008	24,567	5,039	6,300	2,790	0		0	0	38,696
	2007	23,574	7,410	5,250	1,350	646,227	(e)	0	0	683,811

Steven E. English	2009	9,383	5,878	0	0	0		0	0	15,261
	2008	8,050	4,244	0	0	0		70,000	0	82,294
	2007	7,875	5,636	0	0	8,347	(f)	70,000	0	91,858

Mark A. Blackburn	2009	16,780	6,602	11,250	5,596	0		0	766	40,994
	2008	15,548	5,177	15,000	3,133	0		0	906	39,764
	2007	14,875	7,410	3,750	1,875	0		0	906	28,816

Clyde H. Fitch	2009	8,575	6,542	3,150	0	0		0	0	18,267
	2008	9,043	4,244	4,200	0	3,135	(g)	0	0	20,622
	2007	0	0	1,050	0	6,053	(h)	0	0	7,103

James A. Yano	2009	8,575	0	0	0	0		0	0	8,575
	2008	8,050	1,771	0	274	0		0	0	10,095
	2007	5,721	0	0	615	0		0	0	6,336

(a)

The dollar amounts in this column reflect Company-paid matches under our 401(k) and/or non-qualified deferred compensation plans. None of the amounts paid as matched contributions received preferential earnings or interest.

(b)	The dollar amounts in this column reflect spousal travel hosting on agent incentive trips.

(c)

All of the dollar amounts in this column reflect non-golfing club membership dues, except for $2,826 of Mr. Blackburn’s 2008 amount and $5,226 of his 2009 amount which reflects golfing club membership dues.

(d)	The dollar amounts in this column reflect the fourth (2007) and fifth (2008) of five installment payments under Mr. English’s retention agreement.

(e)

The dollar amount includes the following amounts and items: (i) reimbursement of relocation and travel-related expenses of $87,362; (ii) tax gross up payment on reimbursed relocation and travel-related expenses of $58,865; and (iii) a one-time payment of $500,000 to facilitate, expedite and encourage Mr. Restrepo’s relocation to Columbus, Ohio.

(f)	The dollar amount includes the following amounts and items: (i) reimbursement of relocation expenses of $6,306 and (ii) tax gross up payment on reimbursed relocation expenses of $2,041.

(g)

The dollar amount includes the following amounts and items: (i) reimbursement of relocation expenses of $1,639; (ii) tax gross up payment on reimbursed relocation expenses of $1,324; and (iii) non-taxable moving expense of $172.

(h)	The dollar amount includes the following amounts and items: (i) reimbursement of relocation expenses of $3,015 and (ii) tax gross up payment on reimbursed relocation expenses of $3,038.

(6)

(Blackburn) The dollar amount represents 25,000 restricted Common Shares granted to Mr. Blackburn on October 4, 2007, in conjunction with the execution of his employment agreement, multiplied by the closing price of the Common Shares on that day ($31.17). These restricted Common Shares are subject to a risk of forfeiture if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated for a reason other than without cause or as a result of his death or disability or a change in control of our Company or State Auto Mutual.

(7)	Mr. Fitch was hired as a Senior Vice President of our Company on November 5, 2007.

(8)	(Fitch) The dollar amount represents a guaranteed bonus equal to the LBP target amount for his position, which bonus was paid in accordance with the terms of Mr. Fitch’s employment.

(9)

(Fitch) The dollar amount represents 7,000 restricted Common Shares granted to Mr. Fitch on November 5, 2007, in conjunction with the commencement of his employment, multiplied by the closing price of the Common Shares on that day ($25.72). These restricted Common Shares are subject to a risk of forfeiture if, prior to November 4, 2010, Mr. Fitch’s employment is terminated for a reason other than as a result of his death or disability.

(10)	Mr. Yano was hired as Vice President, Secretary and General Counsel of our Company on April 2, 2007.

Grants of Plan-Based Awards in 2009

Name	Grant Date	Non-Equity Incentive Plan Number of Units (#)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)(3)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Robert P. Restrepo, Jr.:
Stock option award	3-5-09					—	52,088	14.49	194,809
LBP Company performance award	3-5-09		41,063	410,625	821,250	—	—	—	—
LBP individual performance award	3-5-09		13,688	136,875	273,750	—	—	—	—
QPB award	1-1-09			8,923		—	—	—	—
PAU award	3-5-09	492,750	197,100	492,750	985,500	—	—	—	—

Steven E. English:
Stock option award	3-5-09					—	12,025	14.49	44,974
LBP Company performance award	3-5-09		19,688	196,875	393,750	—	—	—	—
LBP individual performance award	3-5-09		6,563	65,625	131,250	—	—	—	—
QPB award	1-1-09			4,278		—	—	—	—
PAU award	3-5-09	113,750	45,500	113,750	227,500	—	—	—	—

Mark A. Blackburn:
Stock option award	3-5-09					—	27,035	14.49	101,111
LBP Company performance award	3-5-09		26,156	261,563	523,125	—	—	—	—
LBP individual performance award	3-5-09		8,719	87,188	174,375	—	—	—	—
QPB award	1-1-09			5,684		—	—	—	—
PAU award	3-5-09	255,750	102,300	255,750	511,500	—	—	—	—

Clyde H. Fitch:
Stock option award	3-5-09					—	10,994	14.49	41,118
LBP Company performance award	3-5-09		18,000	180,000	360,000	—	—	—	—
LBP individual performance award	3-5-09		6,000	60,000	120,000	—	—	—	—
QPB award	1-1-09			3,911		—	—	—	—
PAU award	3-5-09	104,100	41,600	104,100	208,000	—	—	—	—

James A. Yano:
Stock option award	3-5-09					—	7,929	14.49	29,654
LBP Company performance award	3-5-09		11,250	112,250	225,000	—	—	—	—
LBP individual performance award	3-5-09		3,750	37,500	75,000	—	—	—	—
QPB award	1-1-09			3,667		—	—	—	—
PAU award	3-5-09	75,000	30,000	75,000	150,000	—	—	—	—

(1)

In 2009, all of our NEOs were selected to participate in the Long-Term Incentive Plan, a cash incentive bonus plan, for the performance period beginning January 1, 2009 and ending December 31, 2011. Under the Long-Term Incentive Plan, the NEOs receive performance award units, or “PAUs,” the value of which is determined by our Company’s performance in three equally weighted measures—statutory combined ratio for the State Auto Group, the State Auto Group’s direct written premium growth, and the State Auto Group’s surplus growth—in comparison to the LTIP Peer Group over the three-year performance period. PAUs are granted with a target value of $1.00, although the final value of each PAU can range from $0.00 to $2.00. For a further discussion of the Long-Term Incentive Plan, see “—Elements of Executive Compensation—Long-Term Equity and Cash Incentive Compensation.”

(2)

In 2009, all of our NEOs participated in the LBP, an annual cash incentive bonus plan for members of our Leadership Team that has a Company performance component and an individual performance component. For our NEOs, awards for the Company performance component of the LBP are based solely upon the achievement of certain Company performance measures established by the Compensation Committee at the beginning of a performance year. For 2009, the Company performance measures were LBP Combined Ratio, return on equity and premium growth. The actual payments made to each NEO for the Company performance component of the LBP for 2009 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the Company performance component of the LBP, see “—Elements of Executive Compensation—Short-Term Cash Incentive Compensation—Leadership Bonus Plan.”

(3)

For our NEOs, awards for the individual performance component of the LBP are based on the attainment of individual performance goals for a performance year. Our Compensation Committee, with input from the State Auto Mutual Board, establishes the individual performance goals for the CEO. The CEO establishes the individual performance goals for the other NEOs. The actual payments made to each NEO for the individual performance component of the LBP for 2009 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. For a further discussion of the individual performance component of the LBP, see “—Elements of Executive Compensation—Short-Term Cash Incentive Compensation— Leadership Bonus Plan.”

(4)

In 2009, all of our NEOs participated in the QPB, a quarterly cash profit-sharing plan in which all employees are eligible to participate after meeting minimum service requirements. The QPB pays a quarterly bonus if the QPB Combined Ratio is better than the Combined Ratio Trigger for that quarter, which is set annually. To the extent that the QPB Combined Ratio for a quarter is less than the Combined Ratio Trigger for any quarter, the difference is multiplied by the direct earned premium (in essence, the amount of our underwriting profit in excess of the Combined Ratio Trigger) for that quarter. An amount equal to fifteen percent of the product is placed in the QPB bonus pool, and the QPB bonus pool is divided by the total salaries of all eligible participants to determine the QPB bonus for that quarter. Since the 2009 QPB target amounts are not determinable, the amounts shown are the actual QPB awards paid to the NEOs in 2009 as shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column and the footnotes thereto. The total amount of quarterly QPB bonuses paid during any year reduces the NEO’s individual performance LBP bonus, with any difference reducing the NEO’s Company performance LBP bonus. For a further discussion of the QPB, see “—Elements of Executive Compensation—Short-Term Cash Incentive Compensation—Quality Performance Bonus Plan.”

(5)

In 2009, all of our NEOs received options under our 2000 Equity Plan. The options shown in this column were granted on the date indicated, at the closing price on that date, pursuant to action of the Compensation Committee at a meeting held on that day. These options vest in equal annual installments over a three-year period and are exercisable for a ten-year term. All of these options are non-qualified stock options. The grant date fair value of these options was determined by multiplying the number of stock options by $3.74, which was the fair value of each stock option granted based upon the Black-Scholes closed-form pricing model. These options have not been re-priced or otherwise materially amended. For a further discussion of the 2000 Equity Plan, see “—Elements of Executive Compensation—Long-Term Equity and Cash Incentive Compensation.”

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert P. Restrepo, Jr.	30,000	0	0	31.94	3-01-16
	15,342	7,670	0	29.53	5-02-17
	16,541	33,083	0	25.81	3-05-18
	0	52,088	0	14.49	3-04-19

Steven E. English	2,334	0	0	16.00	5-22-12
	2,500	0	0	18.74	5-21-13
	2,500	0	0	30.86	5-26-14
	3,252	0	0	30.75	5-31-14
	2,500	0	0	26.45	5-09-15
	6,300	0	0	33.50	5-16-16
	3,940	1,970	0	29.53	5-02-17
	3,611	7,223	0	25.81	3-05-18
	0	12,025	0	14.49	3-04-19

Mark A. Blackburn	7,200	0	0	10.38	5-24-10	25,000	(2)	462,500	0	0
	9,100	0	0	16.47	5-23-11
	10,400	0	0	16.00	5-22-12
	14,500	0	0	18.74	5-21-13
	14,500	0	0	30.86	5-26-14
	14,500	0	0	26.45	5-09-15
	20,000	0	0	33.50	5-16-16
	9,660	4,829	0	29.53	5-02-17
	8,871	17,742	0	25.81	3-05-18
	0	27,035	0	14.49	3-04-19

Clyde H. Fitch	12,567	6,283	0	25.72	11-04-17	7,000	(3)	129,500	0	0
	3,611	7,223	0	25.81	3-05-18
	0	10,994	0	14.49	3-04-19

James A. Yano	3,788	1,894	0	29.53	5-02-17
	2,509	5,018	0	25.81	3-05-18
	0	7,929	0	14.49	3-04-19

*	The closing price of our Common Shares on December 31, 2009 was $18.50.

(1)

All options listed in this table are exercisable for a ten-year period from their respective date of grant. The following schedule describes the vesting dates for the options listed as unexercisable by date of grant:

•	Options expiring May 2, 2017 were granted May 3, 2007. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of May 3, 2010.

•	Options expiring November 4, 2017 were granted November 5, 2007. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of November 5, 2010.

•	Options expiring March 5, 2018 were granted March 6, 2008. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 6, 2011.

•	Options expiring March 4, 2019 were granted on March 5, 2009. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 5, 2012

(2)

Represents restricted Common Shares granted on October 4, 2007, which cliff vest on October 4, 2010, provided Mr. Blackburn remains employed by us through October 3, 2010. However, these restricted Common Shares will become fully vested if, prior to October 4, 2010, Mr. Blackburn’s employment is terminated without cause or as a result of his death or disability or a change in control of our Company or State Auto Mutual.

(3)

Represents restricted Common Shares granted on November 5, 2007, which cliff vest on November 5, 2010, provided Mr. Fitch remains employed by us through November 4, 2010. However, these restricted Common Shares will become fully vested if, prior to November 4, 2010, Mr. Fitch’s employment is terminated as a result of his death or disability.

Option Exercises and Stock Vested in Fiscal 2009

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Robert P. Restrepo, Jr.	10,500	262,500
Steven E. English	0	—
Mark A. Blackburn	0	—
Clyde H. Fitch	0	—
James A. Yano	0	—

Pension Benefits in Fiscal 2009

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (5)	Payments During Last Fiscal Year ($)
Robert P. Restrepo, Jr.	Retirement Plan(1)	4		147,842	0
	SERP(2)	4		314,194	0
	Individual SERP(3)	4		492,789	0

Steven E. English	Retirement Plan(1)	9	(4)	106,122	0
	SERP(2)	9	(4)	14,995	0

Mark A. Blackburn	Retirement Plan(1)	10		306,380	0
	SERP(2)	10		133,501	0
	Individual SERP(3)	10		798,926	0

Clyde H. Fitch	Retirement Plan(1)	2		77,988	0
	SERP(2)	2		26,068	0

James A. Yano	Retirement Plan(1)	2		92,890	0
	SERP(2)	2		11,777	0

(1)

We maintain the State Auto Insurance Companies’ Employee Retirement Plan (the “Retirement Plan”). The purpose of the Retirement Plan is to recognize career contributions and service of our employees, assist in the retention of employees and provide them income continuity into retirement. For narrative disclosure of the material terms of the Retirement Plan, see “Compensation Discussion and Analysis—Retirement and Deferred Compensation—Retirement Plan.”

(2)

We have a standard supplemental retirement plan for executive employees named the Supplemental Retirement Plan for Executive Employees of State Auto Insurance Companies (Restatement) (the “SERP”). The purpose of the SERP is for highly compensated NEOs to achieve the same percentage of salary replacement at retirement on a relative basis as other employees. For narrative disclosure of the material terms of the SERP, see “Compensation Discussion and Analysis—Retirement and Deferred Compensation—Supplemental Executive Retirement Plans.”

(3)

In addition to the SERP discussed above, we also have an individual supplemental executive retirement plan in which Messrs. Restrepo and Blackburn participate. This individual plan was implemented for Messrs. Restrepo and Blackburn to offset the impact of the relatively shorter duration of employment available to them at our Company since we have a mandatory retirement age of 65 for certain officers. For narrative disclosure of the material terms of the individual supplemental executive retirement plan, see “Compensation Discussion and Analysis—Contractual Arrangements with Named Executive Officers.”

(4)

Includes Mr. English’s one year of service with Meridian Insurance Group, Inc. (“MIGI”). Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our employee, and for purposes of the Retirement Plan, he was given credit for his one year of eligible service with MIGI (total actuarial value of $11,792 within the Retirement Plan and $1,666 within the SERP).

(5)

The amounts shown in this column represent the present value of the normal retirement benefit each NEO would receive under the Retirement Plan, SERP and individual supplemental executive retirement plans if the NEO were to retire at his normal retirement age. Normal retirement age under the plans is defined as attaining age 65. The normal retirement benefit is equal to the sum of (i) 1.75% of a participant’s “covered compensation” multiplied by the participant’s years of service, plus (ii) 0.65% of a participant’s covered compensation multiplied by the participant’s years of service. The normal form of benefit is a single life annuity; however, participants may elect a joint and survivor annuity with a survivor benefit of up to 100% of the participant’s benefit. A participant who elects a joint and survivor annuity receives a reduced annual benefit, with a joint and 100% survivor annuity providing the smallest annual benefit. Participants who have attained age 55 with 15 years of service may receive an early retirement benefit under the plans. The early retirement benefit for a participant is reduced by 5% for each year prior to age 65 for a participant who terminates between ages 55 and 59, and 4% for each year prior to age 65 for a participant who terminates between ages 60 and 65. If a participant were to retire at age 55, their normal retirement benefit would be reduced by 45%. As of December 31, 2009, no NEOs were eligible for early retirement benefits under the plans. Participants may elect to receive up to 50% of their benefits in a lump-sum upon their retirement.

Nonqualified Deferred Compensation for Fiscal 2009

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert P. Restrepo, Jr.	23,208	17,796	35,508	0	180,389
Steven E. English	86,637	808	5,572	0	93,017
Mark A. Blackburn	6,765	8,205	3,840	0	30,885
Clyde H. Fitch	10,230	0	4,631	0	18,240
James A. Yano	0	0	2,626	0	12,704

(1)

Contributions by the NEO or by us, as the case may be, were made pursuant to the State Auto Property & Casualty Insurance Company’s Amended and Restated Incentive Deferred Compensation Plan, referred to as our “Shadow Plan.” For narrative disclosure of the material terms of the Shadow Plan, see “Compensation Discussion and Analysis—Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan.”

(2)	The dollar amounts shown in this column are included in the “Salary” column in the Summary Compensation Table.

(3)	The dollar amounts shown in this column are included in the “All Other Compensation” column in the Summary Compensation Table and are discussed in the footnotes thereto.

(4)

The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO’s account in 2009 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in investment funds that mirror the investment funds offered to participants in our CAP, except that direct investment in the Company’s Common Shares is not an investment alternative under the Shadow Plan.

Potential Payments Upon Termination or Change in Control

Restrepo Employment Agreement

Mr. Restrepo’s employment agreement provides him with the following severance and separation benefits under the following termination events:

Non-renewal. If Mr. Restrepo desires to renew his employment at the end of the employment term, but our Board of Directors does not, Mr. Restrepo will be entitled to receive his then-current base salary for 12 months plus a one-year bonus payment equal to the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and Long-Term Incentive Plan for the two years immediately preceding the year in which the employment agreement is not renewed.

Termination for Cause. If Mr. Restrepo is terminated for cause, he would be entitled to receive his base salary through the date of termination plus any compensation to which he would have been entitled under the QPB, LBP and Long-Term Incentive Plan. Mr. Restrepo’s employment agreement defines cause as:

•

the willful and continued failure of the executive to perform the executive’s duties with State Auto (other than any such failure resulting from incapacity due to a disability), after a written demand for performance is delivered to the executive which specifically identifies the manner in which the executive has not performed the executive’s duties;

•	the willful engaging by the executive in illegal conduct or gross misconduct which has a material adverse effect on State Auto;

•	the breach of the confidential information or noncompetition provisions which has a material adverse effect on State Auto; or

•	the willful failure to comply with any State Auto code of conduct or code of ethics applicable to the executive.

For purposes of the definition of cause, no act or failure to act, on the part of the executive, shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of State Auto.

Termination Without Cause. If Mr. Restrepo is terminated without cause (other than in the event of his death, disability or retirement), he would be entitled to receive:

•	his then-current base salary for the lesser of 24 months or until he reaches the age of 65;

•

a one-year bonus payment equal to the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and Long-Term Incentive Plan for the two years immediately preceding the year in which the employment agreement is terminated, provided, that the one-year bonus payment will be prorated if Mr. Restrepo reaches age 65 within less than 12 months of the date of the termination;

•	payment of any base salary accrued through the termination date;

•	a pro-rated amount of compensation to which he may be entitled pursuant to the QPB, LBP and Long-Term Incentive Plan based on the termination date; and

•

an amount equal to the then current monthly per employee cost of providing State Auto’s health insurance benefit multiplied by the lesser of 24 or the number of months until Executive attains age 65, plus such additional amount that represents a gross-up of the taxes due for that particular amount of income.

In addition, if Mr. Restrepo is terminated without cause, any stock options granted to Mr. Restrepo shall vest on the termination date.

Death. In the event Mr. Restrepo dies while employed by State Auto, his beneficiaries will receive his then-current base salary for the lesser of 12 months or until the date on which he would have reached age 65 plus a pro rata share of the compensation he earned under the QPB, LBP and Long-Term Incentive Plan as of the date of death.

Disability. If Mr. Restrepo becomes disabled for more than six consecutive months in any 12-month period, State Auto may terminate Mr. Restrepo’s employment. In the event of a termination for disability, Mr. Restrepo would be entitled to receive his base salary and payments under our incentive compensation plans to the date of termination. After the date of termination, he would be entitled to receive 80% of his then-current base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, until the earlier to occur of the end of the period of his disability or the date on which he reaches age 65. In addition, Mr. Restrepo shall continue to receive such health insurance benefits as he and his spouse receive on the effective date of the employment agreement and such group life insurance as Mr. Restrepo has in place on his life as of the date of the disability.

Voluntary Termination. If Mr. Restrepo voluntarily terminates his employment, including retirement initiated solely by Mr. Restrepo and mandatory retirement at age 65, he shall cease to receive compensation as of the date of his separation from service, except for any compensation to which he is entitled under the QPB, LBP or Long-Term Incentive Plan, provided, that he is employed by State Auto on the date such compensation is paid under the QPB, LBP or Long-Term Incentive Plan.

Blackburn Employment Agreement

Mr. Blackburn’s employment agreement provides him with the following severance and separation benefits under the following termination events:

Termination for Cause. In the event Mr. Blackburn is terminated for cause (as defined in his employment agreement), he will be entitled to receive his base salary through the date of termination plus any compensation to which he may be entitled under the QPB, LBP and Long-Term Incentive Plan. The definition of “cause” set forth in Mr. Blackburn’s employment agreement is substantially similar to the definition of “cause” set forth in Mr. Restrepo’s employment agreement, except that a breach of the confidential information or noncompetition provisions does not need to have material adverse effect on State Auto to constitute “cause” under Mr. Blackburn’s employment agreement.

Termination Without Cause. If Mr. Blackburn is terminated without cause (other than in the event of his voluntary termination, death, disability or retirement), he would be entitled to receive:

•	his then-current base salary for the lesser of 24 months or until he reaches the age of 65;

•

a one-year bonus payment equal to the average of the aggregate bonuses Mr. Blackburn earned under the QPB, LBP and Long-Term Incentive Plan for the two years immediately preceding the year in which the employment agreement is terminated;

•	payment of any base salary accrued through the termination date; and

•	a pro-rated amount of compensation to which he may be entitled pursuant to the QPB, LBP and Long-Term Incentive Plan based on the termination date.

Death. In the event Mr. Blackburn dies while employed by State Auto, his beneficiaries will receive his then-current base salary for 12 months plus a pro rata share of the compensation he earned under the QPB, LBP and Long-Term Incentive Plan as of the date of death.

Disability. If Mr. Blackburn becomes disabled for more than six consecutive months in any 12-month period, State Auto may terminate Mr. Blackburn’s employment. In the event of such a termination, Mr. Blackburn would be entitled to receive 80% of his then-current base salary, less any disability benefits received from any of State Auto’s long-term disability benefit plans, until the earlier to occur of the end of the period of his disability or the date on which he reaches age 65. Mr. Blackburn would also be entitled to receive a pro-rata share of the compensation he earned under the QPB, LBP and Long-Term Incentive Plan. In addition, Mr. Blackburn shall continue to receive such health insurance benefits as he and his spouse receive on the effective date of the employment agreement and such group life insurance as Mr. Blackburn has in place on his life as of the date of the disability.

Voluntary Termination. Except as provided in his executive agreement, if Mr. Blackburn voluntarily terminates his employment, including retirement initiated solely by Mr. Blackburn and mandatory retirement at age 65, he shall cease to receive compensation as of the date of termination, except for any base salary accrued and unpaid through the date of termination and compensation to which he is entitled under the QPB, LBP or Long-Term Incentive Plan. Mr. Blackburn is only entitled to compensation under the QPB, LBP and Long-Term Incentive Plan in the event of the voluntary termination of his employment to the extent that he was employed by State Auto on the date such compensation is paid.

Restrepo Executive Agreement

We will provide the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) to Mr. Restrepo under his executive agreement if his employment with State Auto is terminated (other than on account of his death or disability or termination for cause) during the term of his executive agreement under the circumstances set forth above under “Contractual Arrangements with Named Executive Officers—Change of Control Agreements—Robert P. Restrepo, Jr.”:

•	a lump sum cash payment equal to 2.99 times Mr. Restrepo’s then-current annual base salary (subject to reduction if Mr. Restrepo is within three years of age 65);

•

a lump sum cash payment equal to 2.99 times the sum of (i) the maximum possible awards Mr. Restrepo could receive under each of the LBP and the Long-Term Incentive Plan for the fiscal year in which the Change of Control occurs or the immediately preceding fiscal year, whichever are higher, and (ii) the total bonus payable to Mr. Restrepo under the QPB during the fiscal year immediately preceding the year in which the Change of Control occurs (subject to reduction if Mr. Restrepo is within three years of age 65);

•

thirty-six months of continued health care coverage (which will be paid in a lump sum to Mr. Restrepo in an amount equal to the Company’s then-current monthly per employee cost of providing the Company’s health insurance benefit multiplied by 36, plus such additional amount that represents a gross up of the taxes due for that particular amount of income);

•	thirty-six months of continued life and accidental death and dismemberment insurance coverage;

•	thirty-six months of continued disability insurance coverage;

•

retirement benefits in an amount equal to the excess of the retirement benefits that would be payable to Mr. Restrepo or his beneficiaries, under the Companies’ defined benefit (qualified and nonqualified) retirement plans of the Companies in which Mr. Restrepo participates (including the SERP) if:

(i)	Mr. Restrepo was fully vested under such plans;

(ii)	the 36-month period (or the period until Mr. Restrepo’s mandatory retirement, if less) following the termination date was added to Mr. Restrepo’s credited service under such plans;

(iii)	the terms of such plans were those most favorable to Mr. Restrepo; and

(iv)

Mr. Restrepo’s highest average annual compensation as defined under such defined benefit retirement plans was calculated as if Mr. Restrepo had been employed by the Companies for the 36-month period (or the period until Mr. Restrepo’s Retirement, if earlier) following the termination date; over the retirement benefits that are payable to Mr. Restrepo or Mr. Restrepo’s beneficiaries under such defined benefit retirement plans of the Companies in which Mr. Restrepo participates;

•

out-placement benefits up to a maximum amount equal to 15% of Mr. Restrepo’s annual base salary plus up to $5,000 to reimburse Mr. Restrepo for travel expenses he incurs in connection with seeking new employment; and

•	stock options or other equity-based awards held by Mr. Restrepo become exercisable.

Mr. Restrepo’s executive agreement also provides that State Auto will pay Mr. Restrepo such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. Restrepo’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and Mr. Restrepo would not be subject to an excise tax.

Blackburn Executive Agreement

We will provide the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) to Mr. Blackburn under his executive agreement if his employment with State Auto is terminated (other than on account of his death or disability, termination for cause or mandatory retirement at age 65) during the term of his executive agreement under the circumstances set forth above under “Contractual Arrangements with Named Executive Officers—Change of Control Agreements—Mark A. Blackburn”:

•	a lump sum cash payment equal to three times Mr. Blackburn’s annual base salary (subject to reduction if Mr. Blackburn is within three years of age 65);

•

a lump sum cash payment equal to three times the sum of the maximum possible awards Mr. Blackburn could receive under each of the LBP and QPB for the fiscal year in which the Change of Control occurs or the immediately preceding fiscal year, whichever are higher (subject to reduction if Mr. Blackburn is within three years of age 65);

•	stock options held by Mr. Blackburn shall become exercisable upon a change of control;

•

out-placement benefits up to a maximum amount equal to 15% of Mr. Blackburn’s annual base salary plus up to $5,000 to reimburse Mr. Blackburn for travel expenses he incurs in connection with seeking new employment; and

•	stock options held by Mr. Blackburn become exercisable.

Mr. Blackburn’s executive agreement also provides that State Auto will pay Mr. Blackburn such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if Mr. Blackburn’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and Mr. Blackburn would not be subject to an excise tax.

English, Fitch and Yano Executive Agreements

We will provide the following severance benefits (in addition to accrued compensation and bonuses) to the Executive under his executive agreement if his employment with State Auto is terminated (other than on account of his death or disability, termination for cause or mandatory retirement at age 65) during the term of his executive agreement under the circumstances set forth above under “Contractual Arrangements with Named Executive Officers—Change of Control Agreements—Steven E. English; Clyde H. Fitch; James A. Yano.”

•	a lump sum cash payment equal to two times the executive’s annual base salary (subject to reduction if the executive is within two years of age 65);

•

a lump sum cash payment equal to two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB during the two fiscal years immediately preceding the year in which the Change of Control occurs (subject to reduction if the executive is within two years of age 65);

•

out-placement benefits up to a maximum amount equal to 15% of the executive’s annual base salary plus up to $5,000 to reimburse the executive for travel expenses he incurs in connection with seeking new employment; and

•	stock options held by the executive become exercisable.

These executive agreements also provides that State Auto will pay the executive such amounts as would be necessary to compensate him for any excise tax paid or incurred due to any severance payment or other benefit provided under his executive agreement. However, if the executive’s severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that we would not have to pay an excess severance payment and the executive would not be subject to an excise tax.

Name	Benefit(1)	Termination Without Cause(2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change in Control
Robert P. Restrepo, Jr.	Salary	$1,510,000	(3)	$-0-		$755,000	(4)	$906,000	(5)	$2,257,450	(6)
	Cash Bonus (7)	$1,179,023	(8)	$1,218,521	(9)	$1,218,521	(9)	$1,218,521	(9)	$5,680,752	(10)
	Stock Options	$208,873	(11)	$-0-		$-0-		$-0-		$208,873	(11)
	Restricted Stock	$-0-		$-0-		$-0-		$-0-		$0
	Health Benefits	$14,718	(12)	$-0-		$-0-		$137,392	(13)	$22,077	(14)
	Group Life; Disability	$-0-		$-0-		$-0-		$2,627,020	(15)	$6,897	(16)
	Outplacement Assistance	$-0-		$-0-		$-0-		$-0-		$118,250	(17)
	Retirement	$-0-		$-0-		$-0-		$-0-		$1,686,180	(18)
	TOTAL:	$2,912,614		$1,218,521		$1,973,521		$4,888,933		$9,980,479

Steven E. English	Salary	$-0-		$-0-		$-0-		$-0-		$720,000	(19)
	Cash Bonus (20)	$426,371	(9)	$426,371	(9)	$426,371	(9)	$426,371	(9)	$273,725	(21)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$48,220	(22)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$59,000	(17)
	TOTAL:	$426,371		$426,371		$426,371		$426,371		$1,100,945

Mark A. Blackburn	Salary	$950,000	(23)	$-0-		$475,000	(24)	$760,000	(25)	$1,425,000	(26)
	Cash Bonus (27)	$775,268	(28)	$713,979	(9)	$713,979	(9)	$713,979	(9)	$2,092,500	(29)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$108,410	(30)
	Health benefits	$-0-		$-0-		$-0-		$167,631	(31)	$-0-
	Group Life; Disability	$-0-		$-0-		$-0-		$2,067,013	(32)	$-0-
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$76,250	(17)
	Retirement	$1,238,807	(33)	$1,238,807	(33)	$1,238,807	(33)	$1,238,807	(33)	$1,592,752	(33)
	TOTAL:	$2,964,075		$1,952,786		$2,427,786		$4,947,430		$5,294,912

Clyde H. Fitch	Salary	$-0-		$-0-		$-0-		$-0-		$660,000	(34)
	Cash Bonus (20)	$348,304	(9)	$348,304	(9)	$348,304	(9)	$348,304	(9)	$437,100	(35)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$44,086	(36)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$54,500	(17)
	TOTAL:	$348,304		$348,304		$348,304		$348,304		$1,195,686

James A. Yano	Salary	$-0-		$-0-		$-0-		$-0-		$620,000	(37)
	Cash Bonus (20)	$214,368	(9)	$214,368	(9)	$214,368	(9)	$214,368	(9)	$242,138	(38)
	Stock Options	$-0-		$-0-		$-0-		$-0-		$31,795	(39)
	Outplacement assistance	$-0-		$-0-		$-0-		$-0-		$51,500	(17)
	TOTAL:	$214,368		$214,368		$214,368		$214,368		$945,433

(1)

The potential post-employment payments and benefits shown in this table are payable to Messrs. Restrepo, English, Blackburn, Fitch and Yano pursuant to their respective employment and/or executive agreements with us. The NEOs have no other agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our employees subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one-lump amount. For narrative disclosure of the material terms of our agreements with Messrs. Restrepo, English, Blackburn, Fitch and Yano, see “—Contractual Arrangements with Named Executive Officers” on page [    ] of this Proxy Statement and the narrative disclosure that immediately precedes this table.

(2)	Under the applicable agreements, there are no provisions permitting the NEOs to terminate their employment for good reason prior to a change in control of our Company or State Auto Mutual.

(3)	This dollar amount represents two times Mr. Restrepo’s current annual base salary.

(4)	This dollar amount represents Mr. Restrepo’s current annual base salary.

(5)

If terminated for disability, Mr. Restrepo would be entitled to receive 80% of his current base salary of $755,000 until he reaches age 65 or his disability terminates, less any disability benefits received from any of State Auto’s long-term disability plans, which equates to 60% of his salary. This dollar amount assumes that Mr. Restrepo will reach age 65 and his disability will not terminate before then.

(6)	This dollar amount represents 2.99 times Mr. Restrepo’s current annual base salary.

(7)

In the event of the termination of Mr. Restrepo’s employment without cause or by reason of his death or voluntary termination, Mr. Restrepo would be entitled to a prorated award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination based upon the length of time that Mr. Restrepo was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the Long-Term Incentive Plan because it does not have final performance data for any performance period under the Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose providing a quantification of the amounts that would be payable to Mr. Restrepo upon a hypothetical termination of his employment without cause or by reason of his death or voluntary termination, that each of the performance measures applicable to each performance period in effect under the Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. Mr. Restrepo would not be entitled to any award under the Long-Term Incentive Plan in the event his employment is terminated for cause. In the event of the termination of Mr. Restrepo’s employment by reason of his disability, Mr. Restrepo would be entitled to an award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination equal to the target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(8)

This dollar amount represents the sum of (i) the average of the aggregate bonuses Mr. Restrepo earned under the QPB, LBP and Long-Term Incentive Plan for 2007 and 2008 ($432,408) and (ii) the amount of compensation to which he is entitled pursuant to the QPB, LBP and Long-Term Incentive Plan as of December 31, 2009 ($746,615).

(9)	This dollar amount represents the amount of compensation to which the NEO is entitled pursuant to the QPB, LBP and Long-Term Incentive Plan as of December 31, 2009.

(10)

This dollar amount represents 2.99 times the maximum awards Mr. Restrepo could receive under each of the LBP ($1,095,000) and the Long-Term Incentive Plan ($804,917) for either 2008 or 2009, whichever is larger.

(11)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2009 (52,088) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2009 ($18.50) and (ii) the exercise price of the stock options.

(12)

This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2009 ($463) multiplied by 24, plus the amount required to cover the gross-up of the taxes on the additional income represented by this benefit.

(13)	This dollar amount represents our estimate of the present value of the disability benefits Mr. Resterpo would be entitled to if he was terminated on December 31, 2009 by reason of his disability.

(14)

This dollar amount represents the monthly per employee cost of providing State Auto’s health insurance benefit as of December 31, 2009 ($463) multiplied by 36, plus the amount required to cover the gross-up of the taxes on the additional income represented by this benefit.

(15)	This dollar amount represents our estimate of the present value of the health benefits Mr. Resterpo would be entitled to if he was terminated on December 31, 2009 by reason of his disability.

(16)

This dollar amount represents the estimated cost to provide the NEO with thirty-six months of continued life and accidental death and dismemberment insurance coverage and thirty-six months of continued disability insurance coverage.

(17)

This dollar amount represents 15% of the value of the NEO’s current annual base salary plus a travel expense account of up to $5,000 to reimburse the NEO for travel expenses he incurs in connection with seeking new employment.

(18)

This dollar amount represents the value of the retirement benefits that would be payable to Mr. Restrepo or his beneficiaries under the retirement plans of the Companies in which Mr. Restrepo participates if Mr. Resterpo had 36 more months of credited service under the defined benefit retirement plans of the Companies in which Mr. Restrepo participates.

(19)	This dollar amount represents two times Mr. English’s current annual base salary.

(20)

In the event of the termination of the NEO’s employment without cause or by reason of his voluntary termination, the NEO would be entitled to a prorated award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination based upon the length of time that the NEO was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future payments under the Long-Term Incentive Plan because it does not have final performance data for any performance period under the Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose providing a quantification of the amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause or by reason of his voluntary termination, that each of the performance measures applicable to each performance period in effect under the Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. The NEO would not be entitled to any award under the Long-Term Incentive Plan in the event his employment is terminated for cause. In the event of termination of the NEO’s employment by reason of his death or disability, the NEO would be entitled to an award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(21)	This dollar amount represents two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB for 2007 and 2008.

(22)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2009 (12,025) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2009 ($18.50) and (ii) the exercise price of the stock options.

(23)	This dollar amount represents two times Mr. Blackburn’s current annual base salary.

(24)	This dollar amount represents Mr. Blackburn’s current annual base salary.

(25)

If terminated for disability, Mr. Blackburn would be entitled to receive 80% of his current base salary of $475,000 until he reaches age 65 or his disability terminates, less any disability benefits received from any of State Auto’s long-term disability plans. This dollar amount assumes that Mr. Blackburn will reach age 65 and his disability will not terminate before then.

(26)	This dollar amount represents three times Mr. Blackburn’s current annual base salary.

(27)

In the event of the termination of Mr. Blackburn’s employment without cause or by reason of his death, disability or voluntary termination, Mr. Blackburn would be entitled to a prorated award under the Long-Term Incentive Plan for each performance period in effect as of the date of termination based upon the length of time that Mr. Blackburn was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of 1ny future payments under the Long-Term Incentive Plan because it does not have final performance data for any performance period under the Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose providing a quantification of the amounts that would be payable to Mr. Blackburn upon a hypothetical termination of his employment without cause or by reason of his death, disability or voluntary termination, that each of the performance measures applicable to each performance period in effect under the Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. Mr. Blackburn would not be entitled to any award under the Long-Term Incentive Plan in the event his employment is terminated for cause.

(28)

This dollar amount represents the sum of (i) the average of the aggregate bonuses Mr. Blackburn earned under the QPB, LBP and Long-Term Incentive Plan for 2007 and 2008 ($301,547) and (ii) the amount of compensation to which he is entitled pursuant to the QPB, LBP and Long-Term Incentive Plan as of December 31, 2009 ($473,721).

(29)	This dollar amount represents three times the maximum award Mr. Blackburn could receive under the LBP and the QPB for either 2008 or 2009, whichever is larger ($697,500).

(30)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2009 (27,035) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2009 ($18.50) and (ii) the exercise price of the stock options.

(31)	This dollar amount represents our estimate of the present value of the disability benefits Mr. Blackburn would be entitled to if he was terminated on December 31, 2009 by reason of his disability.

(32)	This dollar amount represents our estimate of the present value of the health benefits Mr. Blackburn would be entitled to if he was terminated on December 31, 2009 by reason of his disability.

(33)

This dollar amount represents the value of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Companies in which the NEO participates assuming the termination event was effective on December 31, 2009.

(34)	This dollar amount represents two times Mr. Fitch’s current annual base salary.

(35)	This dollar amount represents two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB during 2007 and 2008.

(36)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2009 (10,994) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2009 ($18.50) and (ii) the exercise price of the stock options.

(37)	This dollar amount represents two times Mr. Yano’s current annual base salary.

(38)	This dollar amount represents two times the average of the annual aggregate bonus earned by the executive under each of the LBP and QPB during 2007 and 2008.

(39)

This dollar amount represents the number of Common Shares underlying the stock options held by the NEO on December 31, 2009 (7,829) multiplied by the difference between (i) the closing market price of our Common Shares on December 31, 2009 ($18.50) and (ii) the exercise price of the stock options.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of the following five members of our Board of Directors: Chairperson Paul S. Williams; Robert E. Baker; David J. D’Antoni; S. Elaine Roberts; and Alexander B. Trevor. None of the members of the Compensation Committee is, or was, an officer or employee of our Company or any of our subsidiaries or of State Auto Mutual. Also, none of our executive officers served during 2009 as a member of a compensation committee or as a director of any entity for which any of our directors served as an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Company’s Annual Report on Form 10-K for the 2009 fiscal year and in this Proxy Statement.

Compensation Committee

Paul S. Williams, Chairperson

Robert E. Baker

David J. D’Antoni

S. Elaine Roberts

Alexander B. Trevor

REPORT OF THE AUDIT COMMITTEE

The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders relating to corporate accounting, reporting practices, internal controls relating to financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent registered public accounting firm, internal auditors, and senior management. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and our independent registered public accounting firm.

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for the 2009 fiscal year with our management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by SAS 61 as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, SAS 89 and SAS 90 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee discussed with our independent registered public accounting firm its independence from our management and considered the compatibility of any permitted and pre-approved non-audit services with the independent registered public accounting firm’s independence. The Audit Committee also received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with our internal and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee regularly monitors our compliance with Section 404 of the Sarbanes-Oxley Act. The Audit Committee meets with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer and our General Counsel without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee receives a quarterly report from the director of enterprise risk management on selected risk areas. The Audit Committee held a total of eight meetings in 2009, four in person and four by conference calls. Messrs. Markert, Smith and Williams participated in 100% of the meetings, and Messrs. D’Antoni and Meuse participated in all but one meeting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the 2009 fiscal year for filing with the SEC.

The full responsibilities of the Audit Committee are set forth in its charter. The charter is reviewed annually by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting our independent registered public accounting firm, reviewing with management the adequacy of loss reserves, pre-approving expenditures for services of our independent registered public accounting firm, sole authority to retain independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our employees, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and our independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that our independent accountants are in fact “independent.”

All of the members of the Audit Committee are independent directors as defined by the Nasdaq Marketplace Rules and the applicable regulations of the SEC. Our Board of Directors has confirmed and determined that Richard K. Smith, the chairperson of the Audit Committee, is an “audit committee financial expert” as defined by the rules of the SEC. Mr. Smith is a retired partner of KPMG, LLP, and while at that firm his responsibilities included auditing property casualty insurance companies, some of which presented a size and level of complexity from a financial statement perspective at least equal to that presented by the Company.

The Audit Committee receives regular reports from our Director of Internal Audit with respect to matters coming within the scope of our Employee Code of Business Conduct. Our Chief Executive Officer and principal financial officers have each agreed to be bound by our Employee Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Employee Code of Business Conduct. We have also implemented and applied our Employee Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing practices.

Audit Committee

Richard K. Smith, Chairperson

David J. D’Antoni

Thomas E. Markert

David R. Meuse

Paul S. Williams

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth certain information, as of March 12, 2010, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Common Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Automobile Mutual Insurance Company(1)	25,301,249		63.5%
518 East Broad Street
Columbus, OH 43215

Dimensional Fund Advisors LP	2,195,567	(2)	5.5%
Palisades West, Building One, 6300 Bee Cave Road
Austin, Texas, 78746

(1)	State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

(2)

Based solely on a Schedule 13G filed with the SEC on February 10, 2010. On that date, Dimensional Fund Advisors LP (“Dimensional”) reported that, in its role as investment advisor, sub-advisor and/or manager, neither it nor its subsidiaries possessed investment and/or voting power, and may be deemed to be the beneficial owner, with respect to 2,195,567 of our Common Shares owned by certain investment companies, trusts and accounts for which Dimensional furnished investment advice or served as investment manager. Dimensional disclaimed beneficial ownership of such Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

(At December 31, 2009)

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	2,919,297	$23.99	2,777,782	(1)
Equity Compensation Plans not Approved by Security Holders(2)	90,000	$25.15	0	(2)

Total	3,009,297		2,777,782

(1)

Includes 1,990,802 Common Shares available for issuance under our 2009 Equity Plan and 786,980 Common Shares available for issuance under our Employee Stock Purchase Plan. Does not include RSUs which have been or may be awarded to our outside directors under our Directors’ RSU Plan. Because RSUs are settled only upon the conclusion of an outside director’s board service, and then in cash or Common Shares, as elected by the outside director, the number of Common Shares to be issued or remaining available for future issuance under our Directors’ RSU Plan cannot be determined at this time.

(2)

Our only equity compensation plan that has not been approved by our shareholders is the 1998 State Auto Agent’s Stock Option Plan, which plan terminated by its terms in May 2008 and was not renewed. A description of this plan follows these footnotes.

1998 State Auto Agent’s Stock Option Plan

Our Board of Directors adopted the 1998 State Auto Agent’s Stock Option Plan (the “Agent’s Option Plan”) to encourage selected independent insurance agencies that represent us and our affiliates (the “State Auto Agents”) to acquire or increase and retain a financial interest in our Company in order to strengthen the mutuality of interests between the State Auto Agents and our Company’s shareholders. The Agent’s Option Plan is administered by a plan administration committee consisting of at least three members appointed by our Board of Directors. The Agent’s Option Plan terminated by its terms in May 2008, and we did not renew it.

Under the Agent’s Option Plan, State Auto Agents who became participants were offered nonqualified stock options to purchase Common Shares. The number of options granted to a participant was based on the formula set forth in the Agent’s Option Plan and in each participant’s participation agreement. The exercise price of options granted under the Agent’s Option Plan was equal to the last reported sale price of the Common Shares on the Nasdaq Stock Market on the day of the grant. The options granted became exercisable on the first day of the calendar year following the participant’s achievement of specific production and profitability requirements over a period not greater than two calendar years from date of grant or a portion thereof in the first calendar year in which a participant commenced participation in the Agent’s Option Plan. Subject to certain restrictions, participants may exercise options that become vested. Each option has a term of ten years. If an option is not fully exercised by its expiration date, it will terminate to the extent not previously exercised.

If a participant’s agency agreement terminates, or if the participant fails to meet its performance criteria as set forth in its participation agreement and in the Agent’s Option Plan, or the participant fails to pay on time any amounts due under its agency agreement, the option granted to such participant, to the extent not vested, will terminate.

The Common Shares subject to the Agent’s Option Plan have been registered under the Securities Act of 1933, as amended. Therefore, these Common Shares are freely tradeable once acquired upon the exercise of the options, unless such Common Shares are acquired by a participant who is considered an “affiliate” of the Company.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions

We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

We also have a standing Independent Committee which principally serves to review related person transactions between or among us and our subsidiaries, on the one hand, and State Auto Mutual and its subsidiaries and affiliates, on the other. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its subsidiaries and affiliates.

Transactions Involving State Auto Mutual(1)(2)(3)

Management and Cost Sharing Agreements

Through various management and cost sharing agreements, State Auto P&C generally provides the employees to perform all organizational, operational and management functions for insurers in the State Auto Group while State Auto Mutual generally provides certain operating facilities, including our corporate headquarters. These management and cost sharing agreements are described below.

We operate and manage our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates under a Management and Operations Agreement that we call the “2005 Management Agreement.” The 2005 Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the 2005 Management Agreement. Under the 2005 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the above named companies was performed by an employee of State Auto P&C.

We have a Management and Operations Agreement that we call the “2000 Midwest Management Agreement” among State Auto P&C, State Auto Mutual and SAWI. During 2009, SAWI paid management fees in the amount of $0.29 million to State Auto P&C under the 2000 Midwest Management Agreement.

(1)

Our subsidiaries are State Auto P&C, Milbank, State Auto National, State Auto Insurance Company of Ohio (“SAOH”), Farmers Casualty, Stateco Financial Services, Inc. (“Stateco”), and 518 Property Management and Leasing LLC (“518 PML”).

(2)

State Auto Mutual’s subsidiaries and affiliates that are parties to the 2005 Management Agreement are Meridian Security Insurance Company (“Meridian Security”), Meridian Citizens Mutual Insurance Company (“Meridian Citizens Mutual”) (Meridian Security and Meridian Citizens Mutual are collectively referred to as the “MIGI Insurers”), MIGI, State Auto Florida Insurance Company (“SAFL”), Beacon National Insurance Company (“Beacon National”), Beacon Lloyds Insurance Company (“Beacon Lloyds”) (Beacon National and Beacon Lloyds are collectively referred to as the “Beacon Companies”), Patrons Mutual Insurance Company of Connecticut (“Patrons CT”) and Litchfield Mutual Fire Insurance Company (“Litchfield”) (Patrons CT and Litchfield are collectively referred to as the “Patrons Group”). Additional subsidiaries of State Auto Mutual include State Auto Insurance Company of Wisconsin (“SAWI”), BroadStreet Capital Partners, Inc. (“BCP”), and the “Rockhill Companies” which consist of Rockhill Insurance Company (“Rockhill”), Plaza Insurance Company (“Plaza”), American Compensation Insurance Company (“ACIC”), Bloomington Compensation Insurance Company (“BCIC”), National Environmental Coverage Corporation of the South, LLC, National Environmental Coverage Corporation, RTW, Inc. (“RTW”), Rockhill Insurance Services, LLC, Rockhill Underwriting Management, LLC and Risk Evaluation and Design, LLC (“RED”).

(3)	The State Auto Group refers to State Auto P&C, Milbank, State Auto National, SAOH, Farmers Casualty, State Auto Mutual, SAWI, SAFL, the MIGI Insurers, the Beacon Companies and the Patrons Group.

We have a Cost Sharing Agreement among State Auto P&C, State Auto Mutual and BCP. During 2009, BCP paid total management fees of $0.43 million to State Auto P&C and State Auto Mutual under this agreement.

We have a Management and Operations Agreement that we call the “Rockhill Management Agreement” among State Auto P&C, State Auto Mutual and the Rockhill Companies. Under the Rockhill Management Agreement, State Auto P&C provides services to supplement the services provided by the Rockhill Companies’ own employees, and State Auto Mutual provides facilities and equipment as a supplement to the Rockhill Companies’ own facilities and equipment. The Rockhill Companies may provide certain services to State Auto P&C and State Auto Mutual. This agreement was not in effect during 2009.

The 2005 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual’s and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.

Each of the 2005 Management Agreement and the 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years’ advance written notice of non-renewal to the other parties, with the exception that the Beacon Companies and the Patrons Group may terminate their participation on 90 days’ notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2005 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The applicable management agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings. The Cost Sharing Agreement with BCP has a five-year term, subject to earlier termination by any party upon 90-days’ written notice. The Cost Sharing Agreement may be renewed for additional five-year terms upon agreement by the parties. The Rockhill Management Agreement has a ten-year term and automatically renews for successive ten-year periods, provided that any party may terminate its own participation at the end of the term then in effect by giving the other parties at least 60 days’ advance written notice.

Other Agreements

State Auto P&C, Milbank, Farmers Casualty, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into a Consulting Services Agreement with RTW whereby RTW provides claims and case management services for these insurers’ workers’ compensation programs. RTW investigates potential “high risk” workers’ compensation claims and assigns RTW nurses for ongoing case management for those claims that meet certain criteria. RTW is compensated for its services on either a per case, per file or per hour basis, depending upon the type of service it renders. This agreement has a one-year term and automatically renews for additional one-year terms unless 60 days advance written notice of non-renewal is given. In addition, a party may terminate the agreement as to itself upon 30 days’ advance written notice. During 2009, RTW was paid $31,954 under this agreement.

State Auto P&C, Milbank, Farmers Casualty, State Auto Mutual and various insurance subsidiaries and affiliates of State Auto Mutual have entered into an Underwriting Management Agreement with RED. Under this agreement, the State Auto insurers have delegated to RED the authority to act as their underwriting manager in the performance of certain underwriting and marketing functions associated with insurance coverages for the alternative risk and program market. The State Auto insurers pay RED an underwriting management fee equal to

7% of the collected gross written premium on each contract or policy paid for under the Underwriting Management Agreement. The initial term of the Underwriting Management Agreement expires December 31, 2014 and will automatically renew for additional one-year periods, unless a party terminates the Underwriting Management Agreement as to itself as of the end of the initial or any subsequent period by giving three months’ prior written notice thereof to the other parties. No fees were paid under this agreement during 2009.

Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the “State Auto Pool” or the “Pooling Arrangement”) which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. The Pooling Arrangement generally covers all of the property and casualty insurance written by the pooled companies. Under the terms of the Pooling Arrangement, State Auto P&C and the other pooling participants cede all of their direct insurance business to State Auto Mutual, and State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pooling participants and retains the balance. Parties to the Pooling Arrangement and their allocated pooling percentages as of January 1, 2009, were as follows: State Auto Mutual—19.0%; State Auto P&C—59.0%; Milbank—17.0%; Farmers Casualty—3.0%; SAWI—0.0%; SAOH—1.0%; SAFL—0.0%; Meridian Security—0.0%; Meridian Citizens Mutual—0.5%; Patrons CT—0.4%; Litchfield—0.1%; and Beacon National—0.0%. Our aggregate participation percentage in the Pooling Arrangement remained at 80.0% in 2009, which has been its aggregate participation percentage since October 2001.

As of January 1, 2010, the Pooling Arrangement was amended to add State Auto National to the pool with a participation percentage of 0.0%. In connection with this change, State Auto National and State Auto Mutual entered into a Commutation Agreement. The Commutation Agreement relates to a reinsurance agreement between State Auto National and State Auto Mutual in effect from January 1, 1999 until mutually terminated on July 1, 2005 (the “SAN/SAM Reinsurance Agreement”). State Auto Mutual, as reinsurer, indemnified State Auto National for losses covered under the SAN/SAM Reinsurance Agreement, and State Auto Mutual received premium payments from State Auto National for that reinsurance coverage. Under the Commutation Agreement, State Auto Mutual made a commutation payment in the amount of $133,636 to State Auto National, and State Auto National accepted this commutation payment as full and final settlement of all amounts due from State Auto Mutual under the SAN/SAM Reinsurance Agreement. State Auto Mutual and State Auto National also mutually released each other from all liabilities under the SAN/SAM Reinsurance Agreement.

Stateco undertakes on behalf of State Auto Mutual, State Auto P&C, Milbank, State Auto National, SAWI, Farmers Casualty, SAOH, SAFL, the MIGI Insurers, the Beacon Companies and the Patrons Group the responsibility of managing those companies’ investable assets. In consideration of this service, Stateco charges such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2009, the following companies incurred the following fees to Stateco: State Auto Mutual—$1.2 million; State Auto P&C—$5.9 million; Milbank—$1.6 million; State Auto National—$0.3 million; SAWI—$46,251; Farmers Casualty—$0.3 million; SAOH—$0.1 million; Meridian Security—$0.1 million; Meridian Citizens Mutual—$0.1 million; SAFL—$41,266; Beacon National—$34,057; Beacon Lloyds—$7,332; Patrons CT—$0.1 million; and Litchfield—$19,815. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.

In May 2009, State Auto P&C and Milbank entered into separate Credit Agreements with State Auto Mutual. Under these Credit Agreements, State Auto Mutual borrowed $50.0 million from State Auto P&C and $20.0 from Milbank, or a total of $70.0 million, on an unsecured basis. Interest is payable semi-annually at a fixed annual interest rate of 7.00%. Principal is payable in May 2019. During 2009, State Auto Mutual made interest payments to State Auto P&C and Milbank in the amount of $1.7 million and $0.6 million, respectively.

State Auto Mutual has guaranteed the adequacy of State Auto P&C’s loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C’s December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2009, there had been no adverse development of this liability. As of December 31, 2009, the potential liability remaining under this guaranty was estimated to be $0.7 million.

518 PML leases an office building it owns near Nashville, Tennessee, to State Auto Mutual for its Southern Regional Office. 518 PML received $0.4 million from State Auto Mutual in rent for the Nashville office in 2009. In addition, 518 PML leases office buildings it owns in Greer, South Carolina, and West Des Moines, Iowa to State Auto Mutual for its Greer Office and Des Moines Center Office, respectively. 518 PML received $0.6 million in rent from State Auto Mutual for the South Carolina location and $0.2 million in rent for the Iowa location in 2009. We believe these rents reflect market rates.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP served as our independent registered public accounting firm for 2009. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2010. See “Proposal Three: Ratification of Selection of Independent Registered Public Accounting Firm.”

Audit and Other Services Fees

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “—Audit Committee’s Pre-Approval Policies and Procedures.” Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2009 and 2008, respectively, by Ernst & Young LLP were as follows:

	2009	2008
Audit fees(1)	$1,287,397	$1,122,359
Audit related fees(4)	—	—
Tax fees(2)(4)	25,200	27,000
All other fees(3)(4)	75,608	39,070

Total	$1,388,205	$1,188,429

(1)

Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2)	Includes services for tax research and compliance.

(3)

For 2009, represents services provided for IT consulting; regulatory periodic examination; and SEC comment letter. For 2008, represents services provided for auditor transition for benefit plan audits; SEC filing to register additional shares under our Employee Stock Purchase Plan; and due diligence related to potential acquisition.

(4)

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our registered public accounting firm. The Audit Committee must pre-approve any non-audit services performed by our independent registered public accounting firm to the extent such services are not prohibited by law from being performed by such independent registered public accounting firm. See “—Audit Committee’s Pre-Approval Policies and Procedures.”

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The Audit Committee’s policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2009 or 2008 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

FUTURE SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders expected to be held in May 2011 must be received by us at our principal executive offices for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary date of this Proxy Statement. If a shareholder intends to present a proposal at the 2011 Annual Meeting, but does not seek to include such proposal in our Proxy Statement and form of proxy, such proposal must be received by us on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2011 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in our Proxy Statement or form of proxy.

Furthermore, if Proposal Two (proposal to approve Amended Code of Regulations) is approved by shareholders at the Annual Meeting, then shareholders must follow the procedures set forth in Section 1.15 of the Company’s Amended Code of Regulations in order to present a proposal at the 2011 Annual Meeting. See “Proposal Two: Approval of Amendments to Code of Regulations” and Exhibit A to this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of our Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe that all applicable Section  16(a) filing requirements were complied with during 2009.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

We will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by our directors, officers, and regular employees, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

JAMES A. YANO

Secretary

Exhibit A

FIRST AMENDMENT TO

AMENDED AND RESTATED CODE OF REGULATIONS OF

STATE AUTO FINANCIAL CORPORATION

[Proposed changes are underlined for reference purposes.]

§1.3    Place of Meetings. All meetings of shareholders shall be held at such place or places, within or without the State of Ohio, as may be fixed by the board of directors or, if not so fixed, as shall be specified in the notice of the meeting. The board of directors may determine that the meeting shall not be held at any physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law.

§1.4    Notice of Meetings. Every shareholder shall furnish the secretary of the Corporation with an address at which notices of meetings and all other corporate notices may be served on or mailed to him. Except as otherwise expressly required by law, notice of each shareholders’ meeting, whether annual or special, shall, not more than 60 days and at least 7 days before the date specified for the meeting, be given by the chairman, president, or secretary or, in case of their refusal or failure to do so, by the person or persons entitled to call such meeting, to each shareholder entitled to notice of the meeting, by delivering a written or printed notice to him personally or by mailing the notice in a postage-prepaid envelope addressed to him at his address furnished by him as above provided, or, if he shall not have furnished such address, at his post office address last known to the sender. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions, and notice shall be deemed to have been given on the date sent. Except when expressly required by law, no publication of any notice of a shareholders’ meeting shall be required. If shares are transferred after notice has been given, notice need not be given to the transferee. A record date may be fixed for determining the shareholders entitled to notice of any meeting of shareholders, in accordance with the provisions of §1.12. Every notice of a shareholders’ meeting, besides stating the time and place of the meeting, shall state briefly the purposes of the meeting as may be specified by the person or persons requesting or calling the meeting. Notice of the adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at the meeting.

§1.6    Quorum. The holders of shares entitling them to exercise a majority of the voting power of the Corporation entitled to vote at a meeting, present in person, or by proxy, or by the use of communications equipment, shall constitute a quorum for the transaction of business, except when a greater number is required by law, the articles of incorporation, or these regulations. In the absence of a quorum at any meeting or any adjournment of the meeting, the holders of shares entitling them to exercise a majority of the voting power of the shareholders present in person, or by proxy, or by the use of communications equipment and entitled to vote may adjourn the meeting from time to time. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

§1.14    Action in Writing in Lieu of Meeting. Any action which may be authorized or be taken at a meeting of the shareholders, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for that purpose. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a shareholder and that contains an affirmative vote or approval of that shareholder is a signed writing for the purposes of this section, and the date on which it is sent is the date that is deemed to be signed.

§1.15    Notice of Business. At any meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. For business to be properly brought before the meeting, such business must be requested (a) by or at the direction of the board of directors, or (b) by a shareholder of the Corporation who is a shareholder of record at the time of the giving of the notice provided for in this §1.15, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this §1.15.

In order for business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must give timely notice in writing to the secretary of the Corporation. For these purposes, business includes a proposal to nominate and elect directors other than those proposed by the board of directors or a committee designated by the board of directors.

To be considered timely, a shareholder’s notice must be delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that notice or public disclosure of the date of the meeting is given or made by the Corporation at least 75 days prior to the meeting, notice by the shareholder, to be timely, must be received by the Corporation no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Corporation.

A shareholder’s notice to the secretary shall set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting, (ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business, (iii) the class and number of shares of the Corporation beneficially owned and of record by such shareholder, (iv) the name in which such shares are registered on the books of the Corporation, (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal shall promptly provide any other information reasonably requested by the Corporation.

In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder’s notice to the secretary shall also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Corporation which are beneficially owned by such person, (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (e) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (f) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

The secretary of the Corporation shall deliver any shareholder proposals and nominations received in a timely manner for review by the board of directors or a committee designated by the board of directors.

Notwithstanding the foregoing provisions of this §1.15, a shareholder who seeks to have any proposal included in the Corporation’s proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

The determination of whether any business sought to be brought before any meeting of the shareholders is properly brought before such meeting in accordance with this §1.15 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

§2.9    Place of Meetings. Meetings of the board shall be held at such place or places, within or without the State of Ohio, as may from time to time be fixed by the board of directors or as shall be specified or fixed in the notice of the meeting. The board of directors may determine that the meeting shall not be held at any physical place, but instead may be held solely by means of communications equipment as authorized by Ohio law.

§2.12    Notices of Meetings. Every director shall furnish the secretary of the Corporation with an address at which notices of meetings and all other corporate notices may be served on or mailed to him. Unless waived before, at, or after the meeting as hereinafter provided, notice of each board meeting shall be given by the chairman, the president, the secretary, an assistant secretary, or the persons calling such meeting, to each director in any of the following ways:

(a) By orally informing him of the meeting in person or by telephone not later than two days before the date of the meeting.

(b) By delivering written notice to him not later than two days before the date of the meeting.

(c) By mailing written notice to him, or by sending notice to him by telegram, cablegram, or radiogram, postage or other costs prepaid, addressed to him at the address furnished by him to the secretary of the Corporation, or to such other address as the person sending the notice shall know to be correct. Such notice shall be posted or dispatched a sufficient length of time before the meeting so that in the ordinary course of the mail or the transmission of telegrams, cablegrams, or radiograms, delivery would normally be made to him not later than two days before the date of the meeting.

(d) By electronic mail or any other means of communication authorized by the directors.

Unless otherwise required by the articles of incorporation, this code of regulations, or the laws of the State of Ohio, the notice of any meeting need not specify the purposes of the meeting. Notice of any meeting of the board may be waived by any director, either before, at, or after the meeting, in writing, or by telegram, cablegram, radiogram, electronic mail or any other means of communication authorized by the directors. In addition, notice of a meeting will be deemed to have been waived by any director who attends the meeting and who does not, before or at the commencement of the meeting, protest the lack of proper notice.

§2.16    Action in Writing in Lieu of Meeting. Any action which may be authorized or taken at a meeting of the directors may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the directors. A telegram, cablegram, electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a director and that contains an affirmative vote or approval of that director is a signed writing for the purposes of this section, and the date on which it is sent is the date that is deemed to be signed.

§4.3    Regulations; Uncertificated Shares. The board of directors may make such rules and regulations as it may deem expedient or advisable, not inconsistent with these regulations, concerning the issue, transfer, and registration of certificates for shares. It may appoint one or more transfer agents or one or more registrars, or both, and may require all certificates for shares to bear the signature of either or both. The board may provide by resolution that some or all of any or all classes and series of shares of the Corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation and that the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates in accordance with Ohio law. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

☒
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:		KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Robert E. Baker	02 Thomas E. Markert		03 Alexander B. Trevor

The Board of Directors recommends you vote FOR the following proposal(s):						For	Against	Abstain
2.	Approval of the Amendments to the Company’s Code of Regulations.					☐	☐	☐
3.	Ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.					☐	☐	☐

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

STATE AUTO FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS This Proxy is Solicited on Behalf of the Board of Directors of State Auto Financial Corporation

The undersigned hereby appoints Robert P. Restrepo, Jr., and in the event he is unable to so act, any one or both of Mark A. Blackburn and James A. Yano, proxies, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 518 East Broad Street, Columbus, Ohio, on May 7, 2010, at 10:00 a.m., local time, and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR the election of all nominees set forth in Proposal 1 and FOR Proposals 2 and 3 and, in the discretion of the proxies, on any other matter which properly comes before the Annual Meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)